UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

KYPHON INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF

2007 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 14, 2007

To our Stockholders:

You are cordially invited to attend our 2007 Annual Meeting of Stockholders, which will be held at our principal executive offices, located at 1221 Crossman Avenue, Sunnyvale, California 94089, on Thursday, June 14, 2007. We are holding the annual meeting for the following purposes:

1.	To elect two Class II directors to hold office until our 2010 Annual Meeting of Stockholders, or until their respective successors have been duly elected or appointed;

2.	To approve the Amended and Restated 2002 Stock Plan;

3.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007; and

4.	To transact any other business as may properly come before the meeting, including any motion to adjourn to a later date to permit further solicitation of proxies, if necessary, or any adjournment or postponement of the meeting.

These items of business to be transacted at the meeting are more fully described in the proxy statement, which is part of this notice.

The meeting will begin promptly at 2:00 p.m. PDT and check-in will begin at 1:30 p.m. PDT. Only holders of record of shares of our common stock at the close of business on April 20, 2007, the record date, are entitled to notice of, to attend and to vote at the meeting and any adjournments or postponements of the meeting.

For a period of at least 10 days prior to the meeting, a complete list of stockholders entitled to vote at the meeting will be available and open to the examination of any stockholder for any purpose germane to the meeting during normal business hours at our principal executive offices.

All stockholders are cordially invited to attend the meeting in person. Even if you plan to attend the meeting, please complete, sign and date the enclosed proxy card and return it promptly in the postage-paid return envelope in order to ensure that your vote will be counted if you later decide not to, or are unable to, attend the meeting. Even if you have given your proxy, you may still attend and vote in person at the meeting after revoking your proxy prior to the meeting.

By order of the Board of Directors,

Richard W. Mott

President and Chief Executive Officer

Sunnyvale, California

May 3, 2007

Page
QUESTIONS AND ANSWERS REGARDING THIS SOLICITATION AND VOTING AT THE MEETING	1

Why I am receiving this proxy statement?	1
Who is entitled to attend and vote at the meeting?	1
How many shares are outstanding?	1
How many shares must be present or represented to conduct business at the meeting (that is, what constitutes a quorum)?	1
What items of business will be voted on at the meeting?	1
What happens if additional matters are presented at the meeting?	2
How does the board of directors recommend that I vote?	2
What shares can I vote at the meeting?	2
What is the difference between holding shares as a stockholder of record and as a beneficial owner?	2
How can I vote my shares without attending the meeting?	3
How can I vote my shares in person at the meeting?	3
Can I change my vote or revoke my proxy?	3
Is my vote confidential?	4
How are votes counted and what vote is required to approve each item?	4
What is a “broker non-vote”?	4
How are “broker non-votes” counted?	5
How are abstentions counted?	5
What happens if the meeting is adjourned?	5
Who will serve as inspector of elections?	5
What should I do in the event that I receive more than one set of proxy materials?	5
Who is soliciting my vote and who will bear the costs of this solicitation?	5
Where can I find the voting results of the meeting?	6
What is the deadline for submitting proposals for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?	6

PROPOSAL ONE—ELECTION OF DIRECTORS	7

Classes of the Board of Directors	7
Director Nominees	7
Board of Directors’ Recommendation	8
Directors Not Standing for Re-Election	8
Directors Whose Terms Extend Beyond the 2007 Annual Meeting	9

PROPOSAL TWO—APPROVAL OF AMENDED AND RESTATED 2002 STOCK PLAN	10

Description of Material Terms of the Stock Plan	10
Administration	11
Eligibility	11
Awards	11
Amendment and Termination	12
Federal Income Tax Consequences	12
New Plan Benefits	12
Vote Required	13
Board of Directors’ Recommendation	13

i

Appendix A	Amended and Restated 2002 Stock Plan

ii

PROXY STATEMENT FOR

2007 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 14, 2007

This proxy statement is furnished to our stockholders as of April 20, 2007, the record date, in connection with the solicitation of proxies by our board of directors for use at our annual meeting of stockholders, to be held at our principal executive offices, located at 1221 Crossman Avenue, Sunnyvale, California 94089, on Thursday, June 14, 2007 at 2:00 p.m. PDT and at any adjournments or postponements of the meeting. This proxy statement and the proxy card, together with a copy of our Annual Report on Form 10-K for the year ended December 31, 2006, is first being mailed to our stockholders on or about May 3, 2007.

QUESTIONS AND ANSWERS REGARDING THIS SOLICITATION

AND VOTING AT THE MEETING

Why am I receiving this proxy statement?

You are receiving this proxy statement from us because you were a stockholder of record at the close of business on the record date of April 20, 2007. As a stockholder of record, you are invited to attend our annual meeting of stockholders and are entitled to vote on the items of business described in this proxy statement. This proxy statement contains important information about the meeting and the items of business to be transacted at the meeting. You are strongly encouraged to read this proxy statement, which includes information that you may find useful in determining how to vote.

Who is entitled to attend and vote at the meeting?

Only holders of record of shares of our common stock at the close of business on April 20, 2007 (the record date) are entitled to notice of, to attend and to vote at the meeting and any adjournments or postponements of the meeting.

How many shares are outstanding?

On the record date, 45,534,601 shares of our common stock were issued and outstanding and held by approximately 94 holders of record. Each share of common stock outstanding on the record date is entitled to one vote.

How many shares must be present or represented to conduct business at the meeting (that is, what constitutes a quorum)?

The presence at the meeting, in person or represented by proxy, of the holders of at least a majority of the shares of our common stock, issued and outstanding on the record date and entitled to vote at the meeting, will constitute a quorum for the transaction of business. If, however, a quorum is not present, in person or represented by proxy, then either the chairman of the meeting or the stockholders entitled to vote at the meeting may adjourn the meeting until a later time.

What items of business will be voted on at the meeting?	The items of business to be voted on at the meeting are as follows:

1.	The election of two Class II directors to hold office until our 2010 annual meeting of stockholders, or until their respective successors have been duly elected or appointed;

2.	The approval of the Amended and Restated 2002 Stock Plan; and

3.	The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007.

What happens if additional matters are presented at the meeting?

The only items of business that our board of directors intends to present at the meeting are set forth in this proxy statement. As of the date of this proxy statement, no stockholder has advised us of the intent to present any other matter, and we are not aware of any other matters to be presented at the meeting. If any other matter or matters are properly brought before the meeting, the person(s) named as your proxyholder(s) will have the discretion to vote your shares on the matters in accordance with their best judgment and as they deem advisable.

How does the board of directors recommend that I vote?

Our board of directors recommends that you vote your shares “FOR” the election of each of the director nominees identified in this proxy statement, “FOR” the approval of the Amended and Restated 2002 Stock Plan and “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP.

What shares can I vote at the meeting?

You may vote all of the shares you owned as of April 20, 2007, the record date, including shares held directly in your name as the stockholder of record and all shares held for you as the beneficial owner through a broker, trustee or other nominee such as a bank.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Most of our stockholders hold their shares through a broker or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholders of Record. If your shares are registered directly in your name with our transfer agent, U.S. Stock Transfer Corporation, you are considered, with respect to those shares, the stockholder of record, and these proxy materials are being sent directly to you by us. As the stockholder of record, you have the right to vote in person at the meeting or direct the proxyholder how to vote your shares on your behalf at the meeting by fully completing, signing and dating the enclosed proxy card and returning it to us in the enclosed postage-paid return envelope.

Beneficial Owner. If your shares are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you together with a voting instruction card. As the beneficial owner, you have the right to direct your broker, trustee or nominee to vote your shares as you instruct in the voting instruction card. The broker, trustee or other nominee may either vote in person at the meeting or grant a proxy and direct the proxyholder to vote your shares at the meeting as you instruct in the voting instruction card. You may also vote in person at the meeting, but only after you obtain a “legal proxy”

from the broker, trustee or nominee that holds your shares, giving you the right to vote your shares at the meeting. Your broker, trustee or nominee has enclosed or provided a voting instruction card for you to use in directing the broker, trustee or nominee how to vote your shares.

How can I vote my shares without attending the meeting?

As discussed previously, whether you hold shares directly as the stockholder of record or as a beneficial owner, you may direct how your shares are voted without attending the meeting by completing and returning the enclosed proxy card or voting instruction card. If you provide specific instructions with regard to items of business to be voted on at the meeting, your shares will be voted as you instruct on those items. Proxies properly signed, dated and submitted to us that do not contain voting instructions and are not revoked prior to the meeting will be voted “FOR” the election of each of the director nominees identified in this proxy statement, “FOR” the approval of the Amended and Restated 2002 Stock Plan and “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP.

How can I vote my shares in person at the meeting?

Shares held in your name as the stockholder of record may be voted in person at the meeting. Shares held beneficially in street name may be voted in person only if you obtain a legal proxy from the broker, trustee or nominee that holds your shares giving you the right to vote the shares at the meeting. You should be prepared to present photo identification for admittance. Please also note that if you are not a stockholder of record but hold shares through a broker, trustee or nominee, you will need to provide proof of beneficial ownership as of the record date, such as your most recent brokerage account statement, a copy of the voting instruction card provided by your broker, trustee or nominee, or other similar evidence of ownership. The meeting will begin promptly at 2:00 p.m. PDT. Check-in will begin at 1:30 p.m. PDT. Even if you plan to attend the meeting, we recommend that you also complete, sign and date the enclosed proxy card or voting instruction card and return it promptly in the accompanying postage-paid return envelope in order to ensure that your vote will be counted if you later decide not to, or are unable to, attend the meeting.

Can I change my vote or revoke my proxy?

You may change your vote or revoke your proxy at any time prior to the vote at the meeting. If you are the stockholder of record, you may change your vote by granting a new proxy bearing a later date, which automatically revokes the earlier proxy, by providing a written notice of revocation to our Corporate Secretary prior to your shares being voted, or by attending the meeting and voting in person. Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request.

If you are a beneficial owner, you may change your vote by submitting a new voting instruction card to your broker, trustee or nominee, or, if you have obtained a legal proxy from your broker, trustee or nominee giving you the right to vote your shares, by attending the meeting and voting in person.

Is my vote confidential?

Proxy cards, voting instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed, except as required by law to U.S. Stock Transfer Corporation, our transfer agent, to allow for the tabulation of votes and certification of the vote, and to facilitate a successful proxy solicitation.

How are votes counted and what vote is required to approve each item?

Each outstanding share of our common stock entitles the holder to one vote per share on each matter considered at the meeting. Stockholders are not entitled to cumulate their votes in the election of directors or with respect to any matter submitted to a vote of the stockholders. The election of directors requires a plurality of the votes cast for the election of directors and, accordingly, the two director nominees receiving the highest number of affirmative “FOR” votes at the meeting will be elected to serve as Class II directors. You may vote either “FOR” or “WITHHOLD” your vote for the director nominees. A properly executed proxy marked “WITHHOLD” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.

The approval of the Amended and Restated 2002 Stock Plan requires a majority of the votes cast. You may vote either “FOR” or “AGAINST” approval of the Amended and Restated 2002 Stock Plan, or you may abstain. A properly executed proxy marked “ABSTAIN” with respect to the approval of the Amended and Restated 2002 Stock Plan will not be voted with respect to approval of the Amended and Restated 2002 Stock Plan, although it will be counted for purposes of determining both whether there is a quorum and the total number of votes cast with respect to the proposal.

Stockholder ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007 is not required by law or by governing instruments. However, our board of directors is submitting the selection of PricewaterhouseCoopers LLP to our stockholders for ratification as a matter of good corporate governance and practice. The ratification of the appointment of PricewaterhouseCoopers LLP requires a majority of the votes cast. You may vote either “FOR” or “AGAINST” ratification of the appointment, or you may abstain. A properly executed proxy marked “ABSTAIN” with respect to the ratification of the appointment will not be voted with respect to such ratification, although it will be counted for purposes of determining both whether there is a quorum and the total number of votes cast with respect to the proposal. If the stockholders fail to ratify the appointment, our board of directors will reconsider whether or not to retain that firm.

What is a “broker non-vote”?

Under the rules that govern brokers and banks who have record ownership of our shares of common stock that are held in street name for their clients such as you, who are the beneficial owners of the shares, brokers and banks have the discretion to vote such shares on routine matters. The election of directors and the ratification of the appointment of independent auditors are considered routine matters.

Therefore, if you do not otherwise instruct your broker or bank, the broker or bank may vote your shares on these matters. Approval of the Amended and Restated 2002 Stock Plan is considered non-routine, and therefore your broker or bank does not have the discretionary authority to vote your shares on this matter. A “broker non-vote” occurs when a broker or bank expressly instructs on a proxy card that it is not voting on a matter, whether routine or non-routine.

How are “broker non-votes” counted?

Broker non-votes will be counted as present for the purpose of determining the presence or absence of a quorum for the transaction of business, but they will not be counted in tabulating the voting result for any particular proposal.

How are abstentions counted?

If you return a proxy card that indicates an abstention from voting on all matters, the shares represented by your proxy will be counted as present for the purpose of determining both the presence of a quorum and the total number of votes cast with respect to a proposal (other than the election of directors), but they will not be counted in tabulating the voting results for any particular proposal.

What happens if the meeting is adjourned?

If our annual meeting is adjourned to another time and place, no additional notice will be given of the adjourned meeting if the time and place of the adjourned meeting is announced at the annual meeting, unless the adjournment is for more than 30 days, in which case a notice of the adjourned meeting will be given to each stockholder of record entitled to vote at the adjourned meeting. At the adjourned meeting, we may transact any items of business that might have been transacted at the annual meeting.

Who will serve as inspector of elections?	A representative of U.S. Stock Transfer Corporation, our transfer agent, will tabulate the votes and act as inspector of elections at the meeting.

What should I do in the event that I receive more than one set of proxy materials?

You may receive more than one set of these proxy solicitation materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. In addition, if you are a stockholder of record and your shares are registered in more than one name, you may receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive to ensure that all your shares are voted.

Who is soliciting my vote and who will bear the costs of this solicitation?

The enclosed proxy is being solicited on behalf of our board of directors. We will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement. In addition to solicitation by mail, our directors, officers and employees may also solicit proxies in person, by telephone, by electronic mail or by other means of communication. We will not pay any additional compensation to our directors, officers or other employees for soliciting proxies. Copies of the proxy materials will be furnished to brokerage firms, banks, trustees, custodians and other nominees holding beneficially owned shares of our common stock, who will forward the proxy materials to the beneficial owners. We may reimburse brokerage firms, banks, trustees, custodians and other agents for the costs of forwarding the proxy materials. Our costs for forwarding proxy materials will not be significant.

Where can I find the voting results of the meeting?	We intend to announce preliminary voting results at the meeting, and publish the final voting results in our quarterly report on Form 10-Q for the second quarter of fiscal 2007.

What is the deadline for submitting proposals for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?	As a stockholder, you may be entitled to present proposals for action at a future meeting of stockholders, including director nominations.

Stockholder Proposals: For a stockholder proposal to be considered for inclusion in our proxy statement for the annual meeting to be held in 2008, the proposal must be in writing and received by the Corporate Secretary of Kyphon at our principal executive offices no later than January 3, 2008. If the date of next year’s annual meeting is more than 30 days before or 30 days after the anniversary date of this year’s annual meeting, the deadline for inclusion of proposals in our proxy statement will instead be a reasonable time before we begin to print and mail our proxy materials. Stockholder proposals must comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934, as amended, and any other applicable rules established by the Securities and Exchange Commission, or SEC. Stockholders are also advised to review our bylaws, which contain additional requirements with respect to advance notice of stockholder proposals. All stockholder proposals should be addressed to:

Corporate Secretary

Kyphon Inc.

1221 Crossman Avenue

Sunnyvale, California 94089

Nomination of Director Candidates: Any proposals for director candidates for consideration by our board of directors must be in writing and include the nominee’s name and qualifications for board membership and should be directed to the Corporate Secretary of Kyphon at our principal executive offices. Our bylaws also require that any proposal for nomination of directors include the consent of each nominee to serve as a member of our board of directors, if so elected. Stockholders are also advised to review our bylaws, which contain additional requirements with respect to stockholder nominees for our board of directors. In addition, the stockholder must give timely notice to the Corporate Secretary of Kyphon in accordance with the provisions of our bylaws, which require that the notice be received by the Corporate Secretary of Kyphon no later than January 3, 2008.

PROPOSAL ONE—ELECTION OF DIRECTORS

Classes of the Board of Directors

Our Amended and Restated Certificate of Incorporation provides that our board of directors shall be divided into three classes, designated as Class I, Class II and Class III, respectively, with the classes of directors serving for staggered three-year terms. Our board of directors currently consists of ten directors, divided among the three classes. Stephen M. Campe and Douglas W. Kohrs, each of whom is a current Class II director, will not stand for re-election at the annual meeting, and as a result, our board of directors will consist of eight directors immediately following the annual meeting.

The names of each member of our board of directors, including each nominee for election to our board of directors, the class in which they serve, their ages as of April 20, 2007, principal occupation and length of service on the board of directors, are as follows:

Name	Term Expires	Age	Principal Occupation	Director Since
Class I Directors
Richard W. Mott	2009	48	President and Chief Executive Officer	2002
Karen D. Talmadge, Ph.D.	2009	54	Executive Vice President, Co-Founder and Chief Science Officer	1994
Frank M. Phillips, M.D. (3)	2009	46	Professor of Orthopaedic Surgery and Director of the Section of Minimally Invasive Spine Surgery, Rush University Medical Center	2006

Class II Directors
Stephen M. Campe (2)(3)(4)	2007	41	Managing Director, Investor Growth Capital, Inc.	1999
D. Keith Grossman	2007	47	Former Chief Executive Officer and President, Thoratec Corporation	2007
Douglas W. Kohrs (2)(4)	2007	49	Former President and Chief Executive Officer, American Medical Systems, Inc.	2000
Jack W. Lasersohn (3)	2007	54	General Partner, The Vertical Group, L.P.	1996

Class III Directors
Louis J. Lavigne, Jr. (1)(2)(3)	2008	58	Former Executive Vice President and Chief Financial Officer, Genentech, Inc.	2004
James T. Treace (1)(3)	2008	61	President, Managing Member, J & A Group, LLC	2001
Elizabeth H. Weatherman (1)	2008	47	Managing Director, Warburg Pincus, LLC	2000

(1)	Member of the Compensation Committee
(2)	Member of the Audit Committee
(3)	Member of the Nominating and Corporate Governance Committee
(4)	Director not standing for re-election.

Director Nominees

Our board of directors has nominated D. Keith Grossman and Jack W. Lasersohn for re-election as Class II directors. Stephen M. Campe and Douglas W. Kohrs, each of whom is a current Class II director, will not stand for re-election at the annual meeting, and their service on our board of directors will end on the date of the meeting. Each nominee for director has consented to being named in this proxy statement and has indicated a willingness to serve if elected. Although we do not anticipate that any nominee will be unavailable for election, if a nominee is unavailable for election, the persons named as proxyholders will use their discretion to vote for any substitute nominee in accordance with their best judgment as they deem advisable.

D. Keith Grossman served as Director, President and Chief Executive Officer of Thoratec Corporation, a publicly held medical technology company, from January 1996 to February 2006. Prior to Thoratec, Mr. Grossman was a Division President of Major Pharmaceuticals, Inc. from June 1992 to September 1995. From July 1988 to June 1992, Mr. Grossman served as the Vice President of Sales and Marketing for Calcitek, Inc., a manufacturer of implantable medical devices and a division of Sulzermedica (formerly Intermedics, Inc.). Prior to 1988, Mr. Grossman held various other sales and marketing management positions within the McGaw Laboratories Division of American Hospital Supply Corporation. Mr. Grossman remains a member of the Board of Directors of Thoratec, and also serves as a member of the board of directors of Intuitive Surgical, Inc. Mr. Grossman is also a member of the board of directors of the Thomas E. Burnett Family Foundation. Mr. Grossman earned his B.S. in Life Sciences from Ohio State University, and an M.B.A. from Pepperdine University.

Jack W. Lasersohn has served as a member of our board of directors since August 1996. From 1989 to the present, Mr. Lasersohn has served as a general partner of The Vertical Group, L.P., a private venture capital firm. From 1981 to 1989, Mr. Lasersohn was a vice president and then director of the venture capital division of F. Eberstadt & Co. Mr. Lasersohn serves as a director of Metabolix, Inc., a publicly traded company, as well as several privately-held medical companies, including Alsius Corporation and Masimo Corporation. Mr. Lasersohn holds a B.S. in Physics from Tufts University, an M.A. from the Fletcher School of Law & Diplomacy at Tufts University and a J.D. from Yale University.

If elected, Messrs. Grossman and Lasersohn will hold office as Class II directors until our annual meeting of stockholders to be held in 2010, assuming that their respective successors have been duly elected, or until their earlier death, resignation or removal.

Board of Directors’ Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR EACH OF THE TWO NOMINEES FOR CLASS II DIRECTOR LISTED ABOVE.

Directors Not Standing for Re-Election

Stephen M. Campe has served as a member of our board of directors since December 1999. Since April 1998, Mr. Campe has been a Managing Director of Investor Growth Capital, Inc., a wholly owned subsidiary of Investor AB, and a venture capital firm focusing on healthcare and information technology investments. From September 1995 to April 1998, Mr. Campe was a consultant at McKinsey & Co., a management consulting firm. He currently serves as a director of several private companies. Mr. Campe holds a B.S. in Economics and a B.A. in Systems Science Engineering from the University of Pennsylvania and an M.B.A. from Yale University.

Douglas W. Kohrs has served as a member of our board of directors since April 2000. Since July 2006, Mr. Kohrs has served as President and Chief Executive Officer of Tornier, Inc., a global orthopaedic manufacturer. From March 2004 to May 2006, Mr. Kohrs served as Chairman of the Board of Directors of American Medical Systems (AMS), a supplier of medical devices to treat urological disorders. From April 1999 until 2004, Mr. Kohrs served as President and a director of AMS. From 1999 through January 2005, Mr. Kohrs also served as Chief Executive Officer of AMS. From May 1998 to April 1999, Mr. Kohrs was general manager of Sulzer Spine-Tech. From August 1991 to May 1998, Mr. Kohrs served as Vice President of Research and Development and Vice President of Marketing for Spine-Tech, a predecessor of Sulzer Spine-Tech. Mr. Kohrs serves on the boards of directors of ev3 Inc. and Tornier, Inc. Mr. Kohrs holds a B.S. in Bioengineering from Texas A&M University, a B.A. in Engineering Sciences from Austin College and an M.B.A. from Northeastern University.

Directors Whose Terms Extend Beyond the 2007 Annual Meeting

Richard W. Mott has served as our President and Chief Executive Officer and director since September 2002. From August 1993 through March 2002, Mr. Mott held several positions at Wilson Greatbatch Technologies, Inc., a developer of components for implantable medical devices, including Chief Operating Officer from December 2000 to March 2002, Group Vice President from 1997 through 2000, Vice President and General Manager, Greatbatch Scientific Division from 1996 through 1997 and Vice President, General Manager, Battery Division from 1993 through 1996. Mr. Mott holds a B.S. in Ceramic Engineering from Alfred University and is a graduate of the Harvard Business School’s Advanced Management Program.

Karen D. Talmadge, Ph.D. co-founded Kyphon and has served as a member of our board of directors since inception. She has also served as our Chief Science Officer since June 2003 and as Executive Vice President since November 1998. From January 1994 to November 1998, Dr. Talmadge served as our President, Chief Executive Officer and Treasurer. Dr. Talmadge also serves on the boards of directors of several private companies. Dr. Talmadge holds an A.B. in Biology from Bryn Mawr College and a Ph.D. in Biochemistry from Harvard University.

Frank M. Phillips, M.D. has served as a member of our board of directors since July 2006, and is currently Professor of Orthopaedic Surgery and Director of the Section of Minimally Invasive Spine Surgery at Rush University Medical Center in Chicago, positions he has held since January 2005 and June 2005, respectively. Prior to these positions, Dr. Phillips served as the Director of The University of Chicago Spine Center from July 2001 to April 2003, in addition to being an Associate Professor of Surgery at The University of Chicago. Dr. Phillips is certified by the American Board of Orthopaedic Surgery and has authored over 50 clinical and basic science publications and presentations dealing with spinal procedures. Dr. Phillips received his medical degree from University of Witwatersrand Medical School, Johannesburg, South Africa.

Louis J. Lavigne, Jr. has served as a member of our board of directors since September 2004.  Mr. Lavigne is presently a management consultant, and from March 1997 through his retirement in March 2005, he served as Executive Vice President and Chief Financial Officer of Genentech, Inc. Mr. Lavigne joined Genentech in July 1982, was named controller in 1983 and, in that position, built Genentech’s operating financial functions. In 1986, he was promoted to Vice President and assumed the position of Chief Financial Officer in September 1988. He was named Senior Vice President in July 1994 and was promoted to Executive Vice President in March 1997. Genentech is a leading, publicly traded biotechnology company that discovers, develops, manufactures and commercializes biotherapeutics for significant, unmet medical needs. Mr. Lavigne also serves on the board of directors of Allergan, Inc., a global specialty pharmaceutical company, and has served on several other public and private company boards of directors in the past. Mr. Lavigne holds a bachelor’s degree in business administration from Babson College, and an M.B.A. from Temple University.

James T. Treace has served as a member of our board of directors since July 2001 and has served as Chairman of our board of directors since September 2002. Mr. Treace is currently the President and a Managing Member of the J & A Group, LLC, a private investment and consulting business. From November 1999 to October 2000, Mr. Treace was the President of Medtronic Xomed, a manufacturer of surgical products used by ear, nose and throat surgeons. From April 1996 until November 1999, he served as Chairman of the Board of Directors, President and Chief Executive Officer of Xomed Surgical Products, the predecessor of Medtronic Xomed. Mr. Treace also presently serves as a director of Wright Medical Group, a publicly-held company.

Elizabeth H. Weatherman has served as a member of our board of directors since September 2000 and also from August 1996 through January 1998. Since 1996, Ms. Weatherman has been a Managing Director of Warburg Pincus, LLC, a private equity and venture capital firm. She is responsible for Warburg Pincus’ medical device investment activities. Ms. Weatherman also serves as a director of American Medical Systems, ev3 Inc. and several privately-held companies. Ms. Weatherman holds a B.A. from Mount Holyoke College and an M.B.A. from Stanford University.

PROPOSAL TWO—APPROVAL OF AMENDED AND RESTATED 2002 STOCK PLAN

Our 2002 Stock Plan (the “Prior Plan”) was initially adopted by our board of directors and approved by our stockholders in April 2002. We are seeking stockholder approval of our Amended and Restated 2002 Stock Plan (the “Stock Plan”) to satisfy any requirements under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) with respect to options granted under the Stock Plan. The only change the Stock Plan makes to the Prior Plan is the elimination of our ability to reprice stock options without stockholder approval. The Stock Plan is otherwise identical to the Prior Plan. No additional shares are being requested to be reserved for issuance under the Stock Plan.

Section 162(m) of the Code denies a tax deduction to public companies for compensation paid to certain “covered employees” in a taxable year to the extent the compensation paid to a covered employee exceeds $1,000,000, unless the plan contains certain features that qualify the compensation as “performance-based compensation.” One of the required features to allow stock options granted at fair market value to be treated as “performance-based compensation” is for the plan under which the options are granted to be approved by the stockholders. Plans that were in existence prior to an initial public offering do not need to seek this stockholder approval until the third annual meeting at which directors are elected following the calendar year in which the company conducts its initial public offering. The third meeting of our stockholders following our initial public offering took place on June 15, 2006. Therefore, in order for any new options granted under the Stock Plan to be eligible to qualify for full tax deductibility to the company under Section 162(m), our stockholders must approve the terms of the Stock Plan.

In addition, the Prior Plan included an express provision that allowed our Compensation Committee to reprice options without prior approval of our stockholders. Although the Compensation Committee has never exercised its authority to reprice options without prior approval of our stockholders, the Stock Plan is being amended to specifically require stockholder approval of any such repricings.

The board of directors believes it would be in the best interests of the stockholders and the Company to approve the Stock Plan to ensure compliance with Section 162(m) and the tax deductibility of all options granted under the Stock Plan and to prevent repricing of any options without prior stockholder approval. If the stockholders of the Company fail to approve the Stock Plan, we will continue to operate under the Prior Plan, which would remain in effect under those circumstances, and our Compensation Committee will evaluate how best to proceed. The Compensation Committee’s determination may limit our ability to provide incentives to valued executives or may prevent the Company from taking a tax deduction under Section 162(m) for certain option grants made to executives if the Stock Plan is not approved.

Description of Material Terms of The Stock Plan

A summary of the Stock Plan is set forth below. The discussion below is qualified in its entirety by reference to the Stock Plan, a copy of which is attached as Appendix A to this proxy statement.

The Prior Plan was adopted by our board of directors in April 2002 and approved by the stockholders of the Company in April 2002. Our board of directors adopted the Stock Plan, subject to stockholder approval, on April 19, 2007. By its terms, no options may be granted under the Stock Plan after April 8, 2012. Other than the removal of the ability to reprice options without prior stockholder approval, which the board of directors believes is in the stockholders’ interests, none of the terms of the Stock Plan is different from those of the Prior Plan. Our only purpose in requesting stockholder approval of the Stock Plan at this time is to ensure compliance with Section 162(m) for future grants.

The principal purposes of the Stock Plan are to (i) further the growth, development and financial success of the Company by providing additional incentives to certain of its key employees who have been or will be given responsibility for the management or administration of the Company’s business affairs, and (ii) enable the

Company to obtain and retain the services of the type of professional, technical and managerial employees considered essential to the long-range success of the Company, by providing them an opportunity to become owners of the capital stock of the Company through options.

As of April 18, 2007, the aggregate number of shares of our common stock reserved for issuance under the Stock Plan was 12,026,043, plus that number of shares subject to outstanding stock options granted under the Company’s 1996 Stock Option Plan which expire unexercised. In addition, the number of shares reserved for issuance under the Stock Plan increases on the first day of each fiscal year by the least of (a) 5% of the outstanding shares of our common stock on the first day of our fiscal year; (b) 3,500,000 shares; or (c) a lesser amount determined by our board of directors.

On April 18, 2007 options to purchase 6,705,374 shares of our common stock were outstanding and held by 996 employees and one consultant, including 2,380,875 options held by the executive officers of the Company as a group, and 7,417 options held by a consultant. (See the Outstanding Equity Awards at Fiscal Year-End Table for a listing of the number of outstanding options granted to named executive officers of the Company under the Stock Plan as of December 31, 2006.)

Administration

The Stock Plan is administered by our Compensation Committee. Our Compensation Committee may delegate to a committee of one or more members of our board of directors the authority to grant or amend awards to participants other than senior executives of the Company who are subject to Section 16 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”) or employees who are “covered employees” within the meaning of Section 162(m) of the Code. Our Compensation Committee includes at least two directors, each of whom qualifies as a non-employee director pursuant to Rule 16b of the Exchange Act, and an “outside director” pursuant to Section 162(m) of the Code.

Our Compensation Committee has the exclusive authority to administer the Stock Plan, including the power to determine eligibility, the types and sizes of awards, the price and timing of awards and the acceleration or waiver of any vesting restriction.

Eligibility

Persons eligible to participate in the Stock Plan include all members of our board of directors, which will be comprised of eight persons following our 2007 annual meeting of stockholders, and approximately 1,350 employees and consultants of the Company and its subsidiaries, as determined by our Compensation Committee. Since 2003, we have not granted any awards to Company consultants under the Stock Plan. We have never granted awards to non-employee members of our board of directors under the Stock Plan.

Awards

The Stock Plan provides for the grant of incentive stock options, nonqualified stock options and stock purchase rights. No determination has been made as to the types or amounts of awards that will be granted to specific individuals pursuant to the Stock Plan.

Stock options, including incentive stock options, as defined under Section 422 of the Code, and nonqualified stock options, may be granted pursuant to the Stock Plan. The exercise price of all incentive stock options and nonqualified stock options intended to qualify as “performance-based compensation” under Section 162(m) of the Code that are granted pursuant to the Stock Plan will not be less than 100% of the fair market value of our common stock on the date of grant. Stock options may be exercised as determined by our Compensation Committee, but in no event after the tenth anniversary date of grant, provided that, unless provided otherwise by our Compensation Committee in the applicable option agreement, a vested stock option may be exercised up to twelve months after the optionee’s death or permanent disability. The aggregate fair market value of the shares with respect to which options intended to be incentive stock options are exercisable for the first time by an employee in any calendar year may not exceed $100,000, or such other amount as the Code provides.

Upon the exercise of a stock option, the purchase price must be paid in full in either cash, check, a promissory note, consideration received by the Company pursuant to a cashless exercise program adopted in connection with the Stock Plan, a reduction in a Company liability to optionee, by tendering previously acquired shares of our common stock held for at least six months with a fair market value at the time of exercise equal to the exercise price, by other consideration acceptable to the Compensation Committee or by any of the foregoing methods. No participant who is a member of our board of directors or an “executive officer” of the Company within the meaning of Section 13(k) of the Exchange Act will be permitted to pay the exercise price of an option in any method which would violate Section 13(k) of the Exchange Act.

Stock purchase rights may be granted pursuant to the Stock Plan. A stock purchase right is the grant of the right to purchase shares of our common stock at a price determined by our Compensation Committee (including zero), that is nontransferable and may be subject to substantial risk of forfeiture until specific conditions are met. Conditions may be based on continuing employment or achieving performance goals. During the period of restriction, participants holding shares of restricted stock may have full voting and dividend rights with respect to such shares. The restrictions will lapse in accordance with a schedule or other conditions determined by our Compensation Committee.

Amendment and Termination

Our board of directors, may terminate, amend, alter or suspend the Stock Plan at any time; provided, however, that stockholder approval will be obtained for any amendment to the extent necessary and desirable to comply with any applicable law, regulation or stock exchange rule.

In no event may an award be granted pursuant to the Stock Plan on or after April 8, 2012.

Federal Income Tax Consequences

With respect to nonqualified stock options, the Company is generally entitled to deduct and the optionee recognizes taxable income in an amount equal to the difference between the option exercise price and the fair market value of the shares at the time of exercise. A participant receiving incentive stock options will not recognize taxable income either upon grant or, if applicable holding period requirements are met, at the time of exercise. However, the excess of the fair market value of our common stock received over the option price is an item of tax preference income potentially subject to the alternative minimum tax. If stock acquired upon exercise of an incentive stock option is held for a minimum of two years from the date of grant and one year from the date of exercise, the gain or loss (in an amount equal to the difference between the fair market value on the date of sale and the exercise price) upon disposition of the stock will be treated as a long-term capital gain or loss, and the Company will not be entitled to any deduction. If the holding period requirements are not met, the incentive stock option will be treated as one which does not meet the requirements of the Code for incentive stock options and the tax consequences described for nonqualified stock options will apply.

The current federal income tax consequences of exercising a stock purchase right for nontransferable restricted stock subject to a substantial risk of forfeiture is that the purchaser recognizes income equal to the excess of the fair market value over the price paid, if any, only at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the date of grant). The Company will generally have a corresponding deduction at the time the participant recognizes income, subject to Code Section 162(m) with respect to covered employees.

New Plan Benefits

Awards are subject to the discretion of our Compensation Committee. Therefore, it is not possible to determine the benefits that will be received in the future by participants in the Stock Plan. (See the Grants of

Plan-Based Awards Table for a listing of options granted to named executive officers of the Company during fiscal year 2006.)

Vote Required

The Stock Plan, including having options granted under the Stock Plan qualify as “performance-based compensation” under Section 162(m) of the Code, requires the approval of the Stock Plan by holders of a majority of the outstanding shares of our common stock as to which votes are cast at the Annual Meeting of Stockholders.

If the stockholders of the Company do not approve the Stock Plan, we will continue to operate under the Prior Plan.

Board of Directors’ Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE AMENDED AND RESTATED 2002 STOCK PLAN.

PROPOSAL THREE—RATIFICATION OF APPOINTMENT

OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our board of directors has selected PricewaterhouseCoopers LLP as our independent registered public accounting firm to perform the audit of our consolidated financial statements for the fiscal year ending December 31, 2007. PricewaterhouseCoopers LLP audited our consolidated financial statements for the fiscal years ending December 31, 2006 and 2005. PricewaterhouseCoopers LLP is an independent registered public accounting firm.

Stockholder ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007 is not required by law, by the Nasdaq Stock Market listing requirements or by our certificate of incorporation or bylaws. However, our board of directors is submitting the selection of PricewaterhouseCoopers LLP to our stockholders for ratification as a matter of good corporate governance and practice. If the stockholders fail to ratify the appointment, our board of directors will reconsider whether or not to retain that firm. Even if the selection is ratified, we may appoint a different independent registered public accounting firm during the year if the Audit Committee of our board of directors determines that such a change would be in the best interests of Kyphon and its stockholders.

Representatives of PricewaterhouseCoopers LLP are expected to be present at the annual meeting of stockholders. They will have an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions from our stockholders.

Board of Directors’ Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2007.

Audit and Non-Audit Services

The Audit Committee is directly responsible for the appointment, compensation, and oversight of our independent auditors. In addition to retaining PricewaterhouseCoopers LLP to audit our consolidated financial statements for the fiscal year ending 2006, the Audit Committee retained PricewaterhouseCoopers LLP to provide other non-audit and advisory services in 2006. The Audit Committee has reviewed all non-audit services provided by PricewaterhouseCoopers LLP in 2006, and has concluded that the provision of such non-audit services was compatible with maintaining PricewaterhouseCoopers’ independence and that such independence has not been impaired.

The aggregate fees billed by PricewaterhouseCoopers LLP for audit and non-audit services in 2006 and 2005 were as follows:

	Fiscal Year Ended December 31,
Service Category	2006	2005(1)
Audit Fees	$1,230,000	$934,000
Audit-Related Fees	—	28,000
Fees for Tax Services	163,000	51,000
All Other Fees	2,000	8,000

Total	$1,395,000	$1,021,000

(1)	The figures reported in our 2006 Proxy Statement for Audit and Non-Audit Services billed to us by PricewaterhouseCoopers in 2005 were estimates based on our engagement letter with

PricewaterhouseCoopers, as we and PricewaterhouseCoopers had not yet finalized the amount due at the time of the filing of our 2006 Proxy Statement. In our 2006 Proxy Statement, we reported that $766,000 in Audit Fees, $20,000 in Audit-Related Fees and $2,000 in All Other Fees were billed to us by PricewaterhouseCoopers in 2005. The figures above have been modified to reflect the actual amount of fees paid for audit and non-audit services in 2006, and the total, which was reported as $839,000 in our 2006 Proxy Statement, has been adjusted accordingly.

In the above table, in accordance with the SEC’s definitions and rules, “audit fees” are fees for professional services for the audit of our consolidated financial statements included in our annual report on Form 10-K, for the review of our financial statements included in our quarterly reports on Form 10-Q, fees for review of registration statements and issuance of consents and for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements except those not required by statute or regulation; “audit-related fees” are fees for assurance and related services that were reasonably related to the performance of the audit or review of our financial statements, including attestation services that are not required by statute or regulation, due diligence and services related to acquisitions; “fees for tax services” are fees for tax compliance, tax advice and tax planning; and “all other fees” are fees for any services not included in the first three categories.

Audit Committee Pre-Approval Policies and Procedures

Pursuant to our Audit Committee charter, all audit and non-audit services to be performed by our independent auditors must be approved in advance by the Audit Committee or subsequently approved in those circumstances where a subsequent approval is necessary and permissible. The Audit Committee may also delegate to one or more of its members the authority to grant pre-approvals, provided that any exercise of such authority is presented to the full Audit Committee at its next meeting, or in addition may establish detailed pre-approval policies and procedures regarding engagement of our independent auditors for particular audit and non-audit services pursuant to which management may operate in engaging with our independent auditors, provided that the Audit Committee is informed no later than at its next meeting of each such service that the auditor may have provided, or may have been engaged in to provide, in the interim period. The Audit Committee has authorized management to incur up to $50,000 in expenses in relation to routine non-audit services, as long as management reports its expenses associated with this provision to the Audit Committee. All services performed by our independent auditors in 2006 were approved in conformity with the Audit Committee’s pre-approval policies and procedures as described above.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the board of directors is responsible for overseeing our accounting and financial reporting processes and internal control systems, the appointment, compensation, retention and oversight of PricewaterhouseCoopers LLP, our independent registered public accounting firm, and audits of our financial statements, all pursuant to the Audit Committee’s written charter. PricewaterhouseCoopers LLP reports directly to the Audit Committee. The Audit Committee has the authority to obtain advice and assistance from outside legal, accounting or other advisors as the Audit Committee deems necessary to carry out its duties and to receive appropriate funding, as determined by the Audit Committee, from our company for such advice and assistance.

Management is responsible for preparing our financial statements and for our financial reporting processes, accounting policies, systems of internal controls and disclosure controls and procedures. PricewaterhouseCoopers LLP is responsible for expressing opinions on management’s assessment of the effectiveness of our internal control over financial reporting and on the effectiveness of our internal control over financial reporting. PricewaterhouseCoopers LLP is also responsible for performing an independent audit and expressing an opinion on the conformity of our audited financial statements with accounting principles generally accepted in the United States.

In this context, the Audit Committee hereby reports as follows:

1.	The Audit Committee has reviewed and discussed our audited financial statements for 2006 with management.

2.	The Audit Committee has discussed with PricewaterhouseCoopers LLP the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU §380), SAS 99 (Consideration of Fraud in a Financial Statement Audit) and SEC rules.

3.	Management has assessed the effectiveness of our internal control over financial reporting, and PricewaterhouseCoopers LLP expressed its opinions on management’s assessment and the effectiveness of our internal control over financial reporting. PricewaterhouseCoopers reported that we maintained, in all material respects, effective internal control over financial reporting as of December 31, 2006.

4.	The Audit Committee has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committee”) and has discussed with PricewaterhouseCoopers LLP its independence.

5.	Based on the review and discussions referred to in paragraphs (1) through (4) above, the Audit Committee recommended to our board of directors, and our board of directors has approved, that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, for filing with the SEC.

The foregoing report is provided by the undersigned members of the Audit Committee.

Louis J. Lavigne, Jr., Chair

Stephen M. Campe

Douglas W. Kohrs

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee of our board of directors, which is comprised solely of non-employee, independent directors, administers our executive compensation programs. The Compensation Committee establishes and reviews general policies relating to compensation of our Chief Executive Officer and our other executive officers and is responsible for reviewing and recommending to our board of directors the specific compensation of our Chief Executive Officer and for reviewing and determining the compensation of all of our other executive officers. In addition, the Compensation Committee may, from time to time, hire one or more compensation and benefits consultants to assist in developing and reviewing overall executive compensation strategies. Our executive compensation programs are designed to provide a competitive level of total compensation and include incentive and equity ownership opportunities linked to our performance and stockholder returns.

This report, filed in accordance with Item 407(e)(5) of Regulation S-K, should be read in conjunction with the other information relating to executive compensation which is contained elsewhere in this proxy statement and is not repeated here.

In this context, the Compensation Committee hereby reports as follows:

1.	The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis section contained herein with management.

2.	Based on the review and discussions referred to in paragraph (1) above, the Compensation Committee recommended to our board of directors, and our board of directors has approved, that the Compensation Discussion and Analysis be included in this proxy statement on Schedule 14A for filing with the SEC.

The foregoing report is provided by the undersigned members of the Compensation Committee.

Elizabeth H. Weatherman, Chair

Louis J. Lavigne, Jr.

James T. Treace

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Committee

The Compensation Committee of our board of directors is comprised solely of non-employee directors who are “independent” within the meaning of applicable Nasdaq rules, and free from any relationship that, in the judgment of our board of directors, would interfere with the exercise of such directors’ independent judgment as members of the Compensation Committee. Each of the members of our Compensation Committee is also an “Outside Director” as such term is defined in Section 162(m) of the Internal Revenue Code of 1986, as amended (the Internal Revenue Code), and a “Non-Employee Director” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended. The members of the Compensation Committee are appointed by and serve at the discretion of our board of directors.

The following are our current Compensation Committee members:

•	Louis J. Lavigne, Jr.

•	James T. Treace

•	Elizabeth H. Weatherman (chair)

Compensation Objectives

Our executive compensation programs are designed to provide a competitive level of total compensation and include incentive and equity ownership opportunities linked to our performance. Our overall compensation philosophy applicable to our named executive officers (our “NEOs”), including our Chief Executive Officer, is based on a series of basic guiding principles derived from our values, business strategy, and management requirements. These principles are summarized as follows:

•

Provide competitive levels of total compensation relative to comparable medical device, biotechnology and high technology companies, which will enable us to attract and retain the best possible executive talent;

•	Motivate our executives to achieve optimum performance for the Company and its shareholders;

•	Align the financial interests of our executives and stockholders through equity-based awards;

•	Provide a total compensation program that recognizes individual contributions as well as overall business results

•	Provide incentives that promote the achievement of both short- and long-term objectives; and

•	Ensure that a significant portion of our executives’ pay is at risk based on pre-established corporate, financial and individual objectives.

One of our principal goals is to maximize stockholder value over time. The focus of the Compensation Committee and Kyphon’s executive compensation program is therefore to closely align the interests of the executive officers with those of our stockholders, while delivering compensation in a cost-effective manner. To achieve this goal, the Compensation Committee attempts to (i) offer compensation opportunities that attract and retain executives whose abilities are critical to Kyphon’s long-term success; (ii) motivate individuals to perform at their highest level and reward outstanding achievement; (iii) tie a significant portion of the executive’s total compensation to achievement of financial, organizational and management performance goals; and (iv) encourage executives to manage from the perspective of owners with an equity stake in Kyphon.

Our overall compensation program is structured to attract, motivate and retain highly qualified executive officers by paying them competitively, consistent with Kyphon’s success and their contribution to that success. Accordingly, the Compensation Committee sets goals based on advice from management and an independent compensation consultant retained by the Compensation Committee, as discussed below. The goals are designed to link each NEO’s compensation to Kyphon’s performance and their own performance within Kyphon. Consistent with this performance-based philosophy, we provide a base salary to our executive officers, and also include a significant incentive-based component. For our executive officers (including our Chief Executive Officer; Chief Operating Officer; Chief Financial Officer; Executive Vice President, Co-Founder and Chief Science Officer; President, International; Vice President, Legal Affairs and General Counsel; and Vice President, U.S. Sales), we reserve significant compensation potential for performance- and incentive-based programs. These programs include annual awards based on Kyphon’s independent financial performance and seek to provide compensation in the form of both cash and equity, to provide incentives to reward both short- and long-term performance. The Compensation Committee allocates total compensation between cash and equity compensation based on benchmarking to peer groups, as discussed below, while considering the balance between providing short- and long-term incentives, which align management’s interests with stockholders. The balance between equity and cash compensation among our NEOs is evaluated annually by the Compensation Committee using the criteria discussed below.

Determination of Compensation Awards

Pursuant to its charter, the Compensation Committee has the responsibility (i) to review and determine all forms of compensation for all of our NEOs except for our Chief Executive Officer, including bonus and stock compensation and benefits; (ii) to review and recommend to the full board of directors the compensation for our Chief Executive Officer; (iii) to review and recommend to the full board of directors any compensation for the directors; and (iv) to establish and review general policies relating to compensation, benefits, and all bonus and stock compensation for our Chief Executive Officer, our other NEOs and for all of our other employees. In addition, from time to time, the Compensation Committee may hire compensation and benefits consultants to assist in developing and reviewing overall executive compensation strategies.

Our executive compensation program is designed to attract executives with the requisite skills necessary to support our strategic objectives, to reward executives for the achievement of near- and long-term objectives, and to retain executives by aligning compensation with the longer-term creation of stockholder value, by developing a sustainable business with consistent performance.

For 2006, the Compensation Committee structured compensation for the NEOs that was composed of the following components:

•	Base salary;

•	Annual cash bonus;

•	Quarterly cash bonus;

•	Equity compensation awards; and

•	401(k), health and welfare benefits.

In 2005, the Compensation Committee engaged Aon Consulting, Inc. (Aon), an independent compensation consulting firm, to assist it in the determination of the key elements of the compensation programs. Aon specializes in compensation matters in the medical device and high tech industries, and reports directly to the Compensation Committee. Aon advises the Compensation Committee on structuring Kyphon’s various compensation programs and determining the appropriate levels of salary, bonus and other awards payable to our executive officers by providing industry competitive analysis and assessing the reasonableness of compensation programs for the executive officers. In addition to consulting regarding ongoing compensation programs, Aon consulted with Kyphon in 2006 on stock valuation matters. Aon is also assisting Kyphon with an analysis regarding section 280G of the Internal Revenue Code in connection with Kyphon’s change-in-control agreements.

On a regular basis, the Compensation Committee, with Aon’s input, conducts an assessment of the competitive practices and the amounts and nature of compensation paid to executive officers. Based in part on the information provided by Aon, the Compensation Committee recommends and/or approves executive compensation packages consisting of a fixed base salary and variable cash and stock-based incentive awards, consistent with the Compensation Committee’s charter. We believe that a significant portion of compensation should be weighted towards the variable components of the plan to ensure that total compensation awarded reflects our overall success, and to motivate executive officers to meet appropriate performance measures, thereby maximizing total return to stockholders.

To aid the Compensation Committee in making its determination, Kyphon’s Chief Executive Officer provides recommendations annually to the Compensation Committee regarding the compensation of all executive officers, excluding himself. The Chief Executive Officer also conducts an annual performance review for the other NEOs to evaluate his or her performance for the period being assessed. The Chief Executive Officer’s performance is reviewed annually by the Compensation Committee.

The Compensation Committee is responsible for addressing the issues raised by Internal Revenue Code Section 162(m), which makes certain “non-performance-based” compensation to certain of our executives in excess of $1,000,000 non-deductible to Kyphon. To qualify as “performance-based” under Section 162(m), compensation payments must be determined pursuant to a plan, by a committee of at least two “outside” directors (as defined in the regulations promulgated under the Internal Revenue Code) and must be based on achieving objective performance goals. In addition, the material terms of the plan must be disclosed to and approved by stockholders and the outside directors or the Compensation Committee, as applicable, must certify that the performance goals were achieved before payments can be awarded.

While the Compensation Committee considers Section 162(m) in making its compensation decisions, the deductibility of compensation under Section 162(m) is not a definitive or dispositive factor in the Compensation Committee’s determination process. Thus, while the Compensation Committee will monitor the level of compensation paid to our executive officers and may act in response to the provisions of Section 162(m) to the extent practicable while maintaining competitive compensation practices, it will not be motivated solely by Section 162(m) concerns.

Compensation Benchmarking and Peer Group

An important component of setting and structuring compensation for our executive officers is determining the compensation packages offered by similar companies in terms of revenue size and industry in order for Kyphon to offer competitive compensation within those groups of companies. Each year, we evaluate the compensation practices of select peer groups of companies to assess competitiveness. Aon reviews our evaluation, assesses its reasonableness and advises the Compensation Committee.

We benchmark our compensation programs against three different peer groups, which are periodically reviewed and updated by the Compensation Committee. For purposes of establishing cash compensation in 2006, the first peer group (Peer Group 1) includes high tech companies with revenue between $100 million and $500 million who participate in the Radford executive compensation survey, as well as medical device companies with revenue between $200 million and $500 million who participate in the Medic Top 5 compensation survey. For purposes of establishing appropriate executive equity guidelines, the second peer group (Peer Group 2) includes high tech companies who participate in the Radford executive compensation survey. For purposes of establishing overall equity strategy, the third peer group (Peer Group 3) includes a specific group of 16 biotechnology and medical device companies that the Committee believes provides a useful benchmark for determining competitive equity compensation, comprised of Advanced Medical Optics, Align Technology, American Medical Systems, ArthroCare Corporation, Cooper Companies, Cyberonics, Cytyc, Edwards Lifesciences, Fox Hollow, Integra Lifesciences, Intuitive Surgical, Laserscope, Thoratec, Ventana Medical Systems and Wright Medical. As Kyphon grows, the Compensation Committee may modify the peer groups against which it benchmarks compensation for our NEOs and employees.

For 2006, we established aggregate total cash compensation targets at approximately the median level of Peer Group 1 for executive officer positions. However, the Compensation Committee strongly believes in motivating and retaining the best talent among our senior executive management team. To retain and motivate these key individuals, the Compensation Committee may determine that it is in our best interests to approve total compensation packages for our executive officers that exceed the median level. To determine the appropriate level of compensation, we annually review salary surveys of Peer Group 1. Actual pay for each NEO is determined based on these surveys and based on our assessment of the performance of the executive over time, as well as Kyphon’s annual performance. Our annual review indicates that we are providing annual cash compensation based on the median of Peer Group 1, and we believe the design of base and incentive annual cash compensation appropriately provides market compensation to our executive officers.

Each year, we establish an overall guideline for long-term incentive compensation of all employees, including our NEOs, of a certain percentage of our market capitalization plus expected outstanding equity grant forfeitures. The guideline is based on an assessment of existing guidelines within Peer Group 3, and for 2006, the guideline was 4.3%. Specific equity grant guidelines are then set by job level, using market survey data from Peer Group 2 to determine appropriate annual grant levels for the upcoming year. Using this methodology, equity compensation for the executive officers during 2006, in total, was targeted at approximately the 50th percentile of the peer group companies, although some individual equity grants exceeded this level based on individual performance.

Overall, Aon determined that our cash and equity compensation programs, as structured for 2006, are at market relative to the peer groups discussed above.

Base Salary

As discussed above, we provide our NEOs with base salaries structured around the median of Peer Group 1. In setting base salaries for our executive officers, the Compensation Committee reviewed data from independently conducted compensation surveys of Peer Group 1. In general, base salary levels are targeted at the 50th percentile of salaries paid by similarly-situated companies. An individual NEO’s base salary level is determined based on an assessment of the survey data, time in the position, the individual’s performance, an evaluation of the individual’s total compensation package and the critical nature of the individual’s position relative to our success. In conjunction with our annual performance review in 2006, we provided an average base salary increase of 5.1% to our NEOs. No formulaic base salary increases are provided to the NEOs.

Performance-Based Cash Compensation

We structure our compensation programs to reward executive officers based on Kyphon’s performance and the individual executive’s contribution to that performance. This allows executive officers to receive bonus compensation in the event that certain specified corporate and individual performance measures are achieved. In 2006 we established target bonus levels around the median of Peer Group 1. In determining the compensation awarded to each executive officer based on performance, we evaluate Kyphon’s and the executive’s performance in a number of areas. Performance-based cash compensation is awarded in the form of quarterly cash bonuses under our Variable Incentive Plan and annual cash bonuses under our Key Contributor Incentive Plan.

Incentive amounts to be paid under our performance-based programs may be adjusted by the Compensation Committee to account for unusual events, such as extraordinary transactions, asset dispositions and purchases, and mergers and acquisitions if, and to the extent, the Compensation Committee does not consider the effect of such events indicative of Kyphon’s performance. Bonus payments are prorated based on length of service, leaves of absences and unpaid time off. Our NEOs must be employed by Kyphon in good standing on the last day of the year to be eligible for a bonus payment for that year, though prorated bonus payments will be paid in the event of death, disability, retirement or transition to a consultant role based on actual performance at the date relative to the targeted performance measures for the program.

Quarterly Cash Bonus.    Our employees and executive officers, including our Chief Executive Officer, but excluding our Vice President, U.S. Sales and sales personnel, participate in our Variable Incentive Plan, which provides for the payment of quarterly cash bonuses. Bonuses paid under our Variable Incentive Plan are targeted at 5% of each individual’s cash earnings (base salary plus any earned overtime) and have a maximum payout of 11.25% of each individual’s annual cash earnings. Actual bonuses are determined based entirely on company performance factors of revenue and operating income results for the applicable quarterly period. Annualized financial performance targets are set the same as in the Key Contributor Incentive Plan as discussed below. No bonuses are paid if the weighted results are less than 90% of target, and the maximum aggregate bonus pool payable is capped at 120% of the quarterly target bonus pool. In 2006, the average company performance factor for the Variable Incentive Plan was 97% based on performance relative to each quarterly target, and the average quarterly cash bonus paid under the Variable Incentive Plan to our executive officers was 5.0% of annual base salary for fiscal year 2006.

Annual Cash Bonus.    The Compensation Committee oversees the administration of our Key Contributor Incentive Plan, pursuant to which annual cash bonuses are paid to our Chief Executive Officer and our other NEOs, as well as management and senior individual contributors who are not members of our sales force. Each participant has a target bonus, which is a percentage of their base salary. The target bonus percentage is determined by management level. The sum of all individual target bonuses is referred to as our aggregate target bonus pool. Each year, the aggregate target bonus pool is multiplied by a company performance factor to determine the available bonus pool. Individual bonuses are determined based on individual achievement of set goals and objectives and overall performance for the year, and an individual’s bonus payout is determined in accordance with the following formula:

(Target Bonus %) x (Company Performance Factor) x (Individual Performance Factor)

The company performance factor is determined by measuring actual annual results against internal worldwide revenue and net income targets, weighted 50% on revenue performance and 50% on net income performance. An accelerator is applied to the company performance factor if Kyphon exceeds 100% of the combined goal for the year. For each 1% achievement above the annual goal, up to 105% of the goal, the company performance factor will increase by an additional 5%. Additionally, for each 1% achievement beyond 105% of the goal, the company performance factor will increase by an additional 10%. Kyphon must achieve at least 90% of the combined goal in order for any bonuses to be paid, and the company performance factor is capped at 225%. The revenue and net income performance targets are established annually at levels that the Committee believes are achievable based on its assessment of the probable performance of the Company and our executive officers. In the Committee’s judgment, the revenue and net income targets for fiscal year 2006 were not substantially certain to be attained and required strong performance by the Company and each of our executive officers in order for the targets to be attained.

The individual performance factor for each NEO other than the Chief Executive Officer is recommended by the Chief Executive Officer and approved by the Compensation Committee. The individual performance factor for the Chief Executive Officer is recommended by the Compensation Committee to the full Board of Directors for approval. Individual performance factors are based on an assessment of an individual’s overall performance and achievement of objectives during the year. The individual performance factor may range from 0% to 150%.

The aggregate bonuses may not exceed the available bonus pool, except to the extent the Compensation Committee approves specific individual bonuses, based on individual performance factors, which sum to an amount greater than 100% of aggregate target bonuses times the company performance factor. No bonuses are paid if the company results are less than 90% of the combined target, and the maximum aggregate bonus pool payable is capped at 120% of the aggregate target bonus pool. The amount of individual bonuses paid for all our other executive officers is determined by our Chief Executive Officer and reviewed by the Compensation Committee.

For 2006, based upon the performance criteria set forth above and achievement of company performance factors and individual performance factors, our NEOs were eligible to earn bonuses under our Key Contributor Incentive Plan as set forth below:

Position	Target (percentage of base salary)	Maximum (percentage of base salary)
Chief Executive Officer	70%	236%
Chief Operating Officer	45%	152%
Vice President, Sales	50%	169%
President, International	35%	118%
Other Executives	30%	101%

The Compensation Committee believes that the payment of these incentive bonuses in cash provides incentives necessary to retain executive officers and reward them for short-term company performance.

For 2006, the company performance factor for the Key Contributor Incentive Plan was 99%, which was adjusted to 100%, based on actual revenue results of $407.8 million and adjustments to reflect the impact of approved but originally unplanned investments. After applying individual performance factors, which ranged from 100% to 140%, the average cash bonus paid under the Key Contributor Incentive Plan in 2006 to our executive officers, including our Chief Executive Officer, was equal to approximately 49% of annual base salary.

Discretionary Long-Term Equity Incentive Awards

Our 2002 Stock Plan permits the issuance of stock options to our Chief Executive Officer, other executive officers and employees to purchase shares of our common stock at an exercise price equal to the fair market value of such stock on the date of grant. Stock options are granted to our Chief Executive Officer, other executive officers and other employees both as a reward for past individual and company performance and as an incentive for future performance. As discussed above, guidelines for the number of stock options granted to each NEO are determined by assessing the competitiveness of Kyphon’s guidelines with respect to the practices of Peer Group 2 and establishing a competitive market position for each NEO. The amount of individual option grants are determined after considering the individual’s time in the position, assessing an individual’s performance and considering the competitive market positioning with respect to peer group companies. The Compensation Committee believes that equity-based performance compensation arrangements are essential in promoting the retention of our executives and in aligning the interests of our executives and stockholders to enhance the value of our stock.

Stock options granted under our 2002 Stock Plan generally have a four-year vesting schedule in order to provide an incentive for continued employment, and generally expire ten years from the date of the grant. This provides a reasonable time frame in which to align the executive officer’s performance with the price appreciation of Kyphon’s shares, and is consistent with a typical ten-year option term. The exercise price of options granted under our 2002 Stock Plan is 100% of the fair market value of the underlying stock on the date of grant.

In order to preserve our ability to deduct any compensation expense associated with options exercised by our Chief Executive Officer and our other NEOs that exceeds the limit established under Section 162(m) of the Internal Revenue Code, our 2002 Stock Plan provides that no employee may be granted, in any one fiscal year, options to purchase more than 750,000 shares of common stock. In addition, our 2002 Stock Plan provides that in connection with an employee’s initial employment, the employee may be granted options to purchase up to 2,000,000 shares of common stock. Because our stockholders have not approved the material terms of the 2002 Stock Plan since we became a public company in 2002, compensation related to exercised options issued after June 15, 2006 to our Chief Executive Officer and certain other NEOs under our 2002 Stock Plan is not eligible for deduction as compensation expense once the Section 162(m) limit has been exceeded in any subsequent year. To date, there has been no adverse impact of not having the plan approved by our stockholders since becoming a public company, although this does not guarantee that there will be no adverse impact in the future. Although the Section 162(m) deduction threshold may never be triggered for any of our NEOs in any subsequent year, in order to regain our ability to deduct all compensation expense associated with our future option grants, Kyphon has included a proposal for stockholders to approve an amended and restated 2002 Stock Plan in this proxy statement solely for purposes of qualifying options granted under the amended and restated 2002 Stock Plan as “performance-based compensation” under Section 162(m). If approved by our stockholders, the adoption of the amended and restated 2002 Stock Plan would not result in any change to the terms described above.

Our Chief Executive Officer, other executive officers and employees are also eligible to participate in Kyphon’s 2007 Employee Stock Purchase Plan, which our stockholders approved in June 2006 and which took effect in February 2007. The 2007 Employee Stock Purchase Plan is intended to be qualified under Section 423 of the Internal Revenue Code, and permits the purchase of shares of common stock through employee payroll deductions on the last day of consecutive six month offering periods. The purchase price of shares of common stock under the 2007 Employee Stock Purchase is the lesser of 85% of the fair market value of the underlying stock on the first or last day of each six month offering period.

Deferred Compensation

Kyphon does not have a deferred compensation program.

Defined Contribution Plans

We have a Section 401(k) Savings/Retirement Plan, or 401(k) Plan, which allows our executive officers and other employees to defer up to 50% of their annual compensation, subject to certain limitations imposed by the Code and certain time-based limitations imposed by the Company during 2006. The executive officers’ elective deferrals are immediately vested and non-forfeitable upon contribution to the 401(k) Plan. Kyphon currently makes matching contributions to the 401(k) Plan, on a payroll by payroll basis, in an amount equal to fifty percent of the first five percent of participant contributions made during each pay period, subject to a maximum yearly matching contribution of $5,500, based on applicable IRS limitations. 401(k) Plan participants vest immediately in the amounts contributed by Kyphon. Our executive officers are eligible to participate in the 401(k) Plan immediately upon hire.

Defined Benefit Pension Plans

Kyphon does not have a defined benefit pension plan.

Change of Control and Severance Arrangements

Kyphon does not have any severance arrangements other than as described herein, in connection with a change in control of the Company.

In order to ensure an alignment of stockholder and management interests in case of a potential change of control and based on advice from Aon regarding competitive practice, we have entered into change in control agreements with each of our executive officers as well as with other senior management. Each of the change of control agreements is substantially identical in all material respects except as to the individual who is a party thereto. Each change of control agreement for our executive officers and our other senior management, other than our Chief Executive Officer, provides that if, within ninety days preceding a change of control or twelve months following a change of control, we terminate the individual’s employment other than for cause or disability, other than by reason of the individual’s death, or if the agreement is terminated by the individual for good reason, then the individual would be entitled to all amounts earned or accrued through the termination date, as well as a single payment in cash, equal to the sum of 50% of the individual’s annual base salary at the highest rate in effect on the termination date, or at any time during the 90-day period prior to the change of control (referred to as the base amount), and 50% of the greater of the annual bonus paid or payable to the individual during the current or prior full fiscal year. The individual would also be entitled to the continuation of life insurance, disability, medical, dental and hospitalization benefits for up to 6 months on behalf of the individual and his or her dependants and beneficiaries. In addition, restrictions on any outstanding equity incentive awards, including stock options and any restricted stock, granted to the individual under our stock option plans or any other incentive plan or arrangement, would terminate, and any stock options would become fully vested and immediately exercisable. The agreements also provide for outplacement and career counseling services for up to 6 months, limited to 10% of the individual’s base amount.

At the time of the initial adoption of the change of control agreements for our executive officers and other senior management, the Compensation Committee adopted a recommendation capping payments to our NEOs under the change of control agreements at the Internal Revenue Code Section 280G limit such that payments that caused an executive to exceed the Section 280G limit would automatically be reduced. As initially adopted, such reduction was imposed without regard to whether an executive may have better after-tax consequences if he or she was to receive their unreduced benefits under the agreements subject to the additional taxation imposed under Section 4999 of the Internal Revenue Code on “excess parachute payments” as defined in Section 280G of the Internal Revenue Code. Effective March 30, 2007, the Compensation Committee revised this provision of the change of control agreements to provide for a reduction of benefits payable under the agreements only if such reduction would result in the affected executive officers and senior management receiving a greater economic benefit (as determined on an after-tax basis) than if they were to receive their unreduced benefits and, as a result, be subject to additional taxation under Section 4999 of the Internal Revenue Code. In some circumstances, this may have the effect of preventing or reducing payment to an NEO of compensation otherwise payable. The Compensation Committee revised the change of control agreements after concluding that such a provision was consistent with the Compensation Committee’s original intent to provide the full benefits described in the change of control agreements as well as considering the potential materiality of such a revision.

We have also entered into a Change of Control Agreement with Richard W. Mott, our President and Chief Executive Officer, in substantially the same form in all material respects as the form of change of control agreements described above, except that Mr. Mott would be entitled to all amounts earned or accrued through the termination date, and a single payment in cash equal to the sum of 100% of Mr. Mott’s annual base salary at the highest rate in effect on the termination date or at any time during the 90-day period prior to the change of control, referred to as the base amount, and 100% of the greater of the annual bonus paid or payable to Mr. Mott during the current or prior full fiscal year. Mr. Mott would also be entitled to the continuation of life insurance, disability, medical, dental and hospitalization benefits for up to 12 months on behalf of Mr. Mott and his dependants and beneficiaries, as well as termination of the restrictions on any outstanding equity incentive awards, including stock options and any restricted stock, granted to Mr. Mott under our stock option plans or any other incentive plan or arrangement and any outstanding stock options held by Mr. Mott would become fully vested and immediately exercisable. The agreement also provides for outplacement and career counseling services for up to 12 months, limited to 10% of Mr. Mott’s base amount. All benefits payable under the agreement would be subject to the provision addressing potential taxation under Section 280G of the Internal Revenue Code as described above, such that the benefits payable to Mr. Mott would be reduced if such reduction would result in Mr. Mott receiving a greater economic benefit (as determined on an after-tax basis) than if he were to receive his unreduced benefits under the agreement and be subject to additional taxation under Sections 280G and 4999 of the Internal Revenue Code. By its terms, this agreement supersedes any severance arrangements provided for in Mr. Mott’s employment agreement.

Under all of our change of control agreements, a change of control is defined as (i) any acquisition of our securities by any entity or person, such that the entity or person holds more 50% of the combined voting power of the Kyphon’s outstanding shares after such acquisition, subject to certain exceptions; (ii) approval by our stockholders of a merger, consolidation or reorganization involving Kyphon, unless the stockholders immediately before the transaction own at least 51% of the combined voting power of the outstanding voting securities of the corporation resulting from such merger or consolidation or reorganization following the transaction in substantially the same proportion as their ownership immediately before the transaction; or (iii) an agreement for the sale or other disposition of all or substantially all of our assets, other than a transfer to any of our subsidiaries.

For all of our change of control agreements with our NEOs, including our Chief Executive Officer, and our other officers and senior management, we employ a “double trigger” change of control policy, meaning that the provisions of the change in control severance agreement are triggered upon termination without cause or resignation by the executive for “good reason” within 90 days preceding or 12 months after a change in control. The Compensation Committee feels that a “single trigger” is not appropriate as a result of concerns about the ability to retain executives subsequent to an acquisition transaction and that it is more appropriate to pay benefits upon termination.

Other Elements of Compensation and Perquisites

Medical Insurance.    We provide each NEO, including the NEO’s spouse and children, with such health, dental and optical insurance as we may from time to time make available to our other executives of the same level of employment.

Life and Disability Insurance.    We provide each NEO such disability and/or life insurance as Kyphon in its sole discretion may from time to time make available to our other executive employees of the same level of employment.

Automobile Allowance.    We provide a monthly car lease for Bert A. Vandervelde, our President, International, and a monthly car allowance for Bradley W. Paddock, our Vice President, U.S. Sales. We do not provide our other NEOs with automobile allowances.

Stock Ownership Guidelines

Our board of directors has adopted corporate governance guidelines that, among other things, set forth stock ownership guidelines for our directors and executive officers. The guidelines provide that the Compensation Committee will periodically assess the appropriateness of stock ownership guidelines, including whether and to what extent executive officers should be restricted from selling stock acquired through equity compensation. The initial stock ownership guidelines provide that directors should accumulate over a reasonable period of time (initially set at three years) shares of our common stock with the greater of their total purchase price or fair market value (measured annually) equal to at least the director’s total annual cash compensation for service on the board of directors and committees.

The initial stock ownership guidelines also provide that each of the Chief Executive Officer and our other section 16(b) officers should accumulate over a reasonable period of time (initially set at three years) shares of our common stock valued at the greater of their total purchase price or fair market value (measured annually) equal to 50% of each of such executive’s annual base salary in effect either at the time of adoption of the guidelines in April 2007 or on the date of their employment with Kyphon, whichever is later. The Compensation Committee may determine or adjust, as it deems appropriate, either or both of the reasonable amount of time and the required minimum level of ownership, and monitors compliance by directors and executive officers with the stock ownership guidelines. The stock ownership requirement may be waived by the Compensation Committee in individual cases, depending on the financial circumstances of a director or executive officer, as determined in the discretion of the Compensation Committee. The guidelines are available on our website at www.kyphon.com under “Investor Relations – Corporate Governance.”

Compensation Recovery Policy

Kyphon maintains a policy to seek the reimbursement of cash hire bonus awards and relocation amounts paid to an executive officer if the executive voluntarily terminates his or her employment within one year of hire. In 2006, a new hire bonus of $25,000 was paid to Maureen L. Lamb, our Chief Financial Officer.

Policies with Respect to Equity Compensation Awards

We grant all stock option awards based on the fair market value as of the date of grant. We do not have a policy of granting stock option awards at other than the fair market value. The exercise price for stock option grants is systematically determined based on the last quoted price per share of our common stock on the Nasdaq Global Select Market on the date of grant.

In addition, in 2006, we adopted a policy not to make stock option grants when our employees are otherwise prohibited from trading in our securities in accordance with Kyphon’s insider trading policies, also known as a “blackout period.” Consistent with this policy, we do not intend to make stock option grants while in possession or in anticipation of the release of material non-public information that we believe is likely to result in changes to the price of our common stock, such as a significant positive or negative earnings announcement. The only exception to the foregoing policy is with respect to stock option grants made at the discretion of the Compensation Committee or our Board of Directors in connection with new hire grants to non-executive employees. Such grants are priced systematically and are made effective as of the second business day of the month following a non-executive employee’s hire date, as may be applicable, without regard to whether such date falls within a “blackout period.” We also adopted a policy in 2006 that annual option grants to our officers and employees will be made during the fiscal third quarter “open trading window” under our Insider Trading Policy, which typically runs from on or around August 1 through September 15 of each year.

Commencing with our 2007 second fiscal quarter, our policy for annual stock option grants to our executive officers and other eligible employees is to establish the number of options to be awarded at a regularly scheduled meeting of the Compensation Committee held prior to release of our earnings report for our second fiscal quarter. The annual grant date for such options, as well as for our annual option grants to our directors, shall be the third business day after we announce our second quarter earnings, which typically occurs towards the end of the month of July each year. We may deviate from this policy only upon a determination of good cause by our Compensation Committee.

In addition, beginning with our 2007 third fiscal quarter, our policy for stock option grants for newly hired or promoted executive officers and other eligible employees, as well as for a new director’s election to our Board, will be that such grants will occur on the third business day after our next quarterly or annual earnings announcement, as applicable, following either the executive officer’s or other eligible employee’s commencement of employment or promotion, or the new director’s election. We may deviate from this policy only upon a determination of good cause by our Compensation Committee.

SECURITY OWNERSHIP

Security Ownership of Certain Beneficial Owners and Management

The following table provides information relating to the beneficial ownership of our common stock as of April 20, 2007, by:

•	each stockholder known by us to own beneficially more than 5% of our common stock;

•

each of our executive officers named in the summary compensation table on page 35 (our Principal Executive Officer, our Principal Financial Officer and our three other most highly compensated executive officers);

•	each of our directors and nominees for director; and

•	all of our directors and executive officers as a group.

The number of shares beneficially owned by each entity, person, director or executive officer is determined in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares over which the individual has the sole or shared voting power or investment power as well as any shares that the individual has the right to acquire within 60 days of April 20, 2007 through the exercise of any stock options, warrants or other rights.

The percentage of shares beneficially owned is computed on the basis of 45,534,601 shares of our common stock outstanding as of the record date. Shares of our common stock that a person has the right to acquire within 60 days of April 20, 2007 are deemed outstanding for purposes of computing the percentage ownership of the person holding such rights, but are not deemed outstanding for purposes of computing the percentage ownership of any other person, except with respect to the percentage ownership of all directors and executive officers as a group. Unless otherwise indicated below, the address for each beneficial owner listed is c/o Kyphon Inc., 1221 Crossman Avenue, Sunnyvale, California 94089.

	Shares Beneficially Owned		Percent of Total
Name and Address of Beneficial Owner	Number of Shares Outstanding	Warrants and Options Exercisable within 60 days
Entities affiliated with FMR Corp. (1) 82 Devonshire Street Boston, MA 02109	5,817,774	—	12.78%
Entities affiliated with Capital Research and Management Company (2) 333 South Hope Street Los Angeles, CA 90071	4,940,260	—	10.85%
William Blair & Company, L.L.C. (3) 222 W. Adams Chicago, IL 60606	4,241,035	—	9.31%
Elizabeth H. Weatherman (4)	11,922	13,540	*
Jack W. Lasersohn (5)	190,840	13,540	*
Richard W. Mott	—	965,416	2.08%
Karen D. Talmadge, Ph.D	204,900	246,041	1.00%
Douglas W. Kohrs	—	13,540	*
James T. Treace (6)	88,599	13,540	*
Stephen M. Campe (7).	—	13,540	*
Louis J. Lavigne, Jr.(8).	300	24,651	*
Frank M. Phillips, M.D.	—	5,555	*
D. Keith Grossman (9)	64	—	*
Arthur T. Taylor	2,425	166,249	*
David M. Shaw	1,852	246,209	*
Robert A. Vandervelde	—	141,416	*
Bradley W. Paddock	1,807	105,704	*
Maureen L. Lamb	—	—	*
All directors and executive officers as a group (15 persons)	502,709	1,968,941	5.20%

*	Less than 1%.
(1)	Based upon a Form 13F filed with the SEC on February 14, 2007. Fidelity Management & Research Company, a wholly-owned subsidiary of FMR Corp. and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 5,817,774 shares, or 12.78% of our outstanding common stock as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940.
(2)	Based upon a Schedule 13G filed with the SEC on February 9, 2007. Capital Research and Management Company, an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 4,940,260 shares, or 10.85% of our outstanding common stock as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. The ownership of one investment company, SmallCap World Fund, Inc., amounted to 3,159,500 shares, or 6.94% of the common stock outstanding.
(3)	Based upon a Schedule 13G filed with the SEC on January 17, 2007.
(4)	Includes 10,672 shares owned by Warburg Pincus Ventures, L.P. (“WPV”). Warburg Pincus Partners LLC (“WP Partners”) is the sole general partner of WPV. WPV is managed by Warburg Pincus LLC (“WP LLC”). Elizabeth H. Weatherman, one of our directors, is a managing director and member of WP LLC and a general partner of WP Partners. Ms. Weatherman disclaims beneficial ownership of all shares owned by the Warburg Pincus entities except to the extent of her pecuniary interest in the shares.
(5)	Includes 190,840 shares beneficially owned by Vertical Fund I, L.P. (“VF-I”) and Vertical Fund II, L.P. (“VF-II). Jack W. Lasersohn, one of our directors, is a general partner of The Vertical Group, L.P., which is the sole general partner of both VF-I and VF-II. Mr. Lasersohn disclaims beneficial ownership of all shares owned by the Vertical entities except to the extent of his partnership interest in the shares.
(6)	Includes 73,999 shares held by J & A Group, LLC. James T. Treace, one of our directors, is the President and a Managing Member of J & A Group, LLC. Mr. Treace exercises, with the other member of the J & A Group, LLC, shared voting and investment power over these shares.
(7)	Stephen M. Campe, one of our directors, is an employee of Investor Growth Capital, Inc., an indirectly wholly owned subsidiary of Investor AB. Entities affiliated with Investor AB hold a total of 170,048 shares, of which 119,393 shares are held for the account of Investor Growth Capital Limited (“Investor Growth”), an indirectly wholly owned subsidiary of Investor AB, and 50,655 shares are held for the account of Investor Group L.P., a limited partnership of which Investor AB serves as the ultimate general partner. Investor AB and Investor Growth exercise shared voting and dispositive power over the shares and Investor AB may be deemed the beneficial owner of the shares. Mr. Campe disclaims beneficial ownership of all shares owned by the Investor entities.
(8)	Includes 300 shares held by Lavigne Family Trust – Custody, a revocable trust, which grantors/trustees are Mr. Lavigne and his spouse.
(9)	Includes 64 shares held by The D. Keith and Hallie H. Grossman Family Living Trust, which grantors/trustees are Mr. Grossman and his spouse.

Compliance with Section 16(a) Filing Requirements

Section 16(a) of the Securities Exchange Act of 1934, or the Exchange Act, requires our directors, officers and persons who beneficially own more than 10% of our common stock to file reports of ownership and reports of changes in ownership of our common stock and other equity securities with the SEC. Directors, officers and beneficial owners of 10% or more of our common stock are required by SEC regulations to furnish us with copies of all these forms they file.

Based solely upon our review of the copies of Forms 3, 4 and 5 received by us, or written representations from reporting persons that no forms were required of such persons, we believe that during our fiscal year ended December 31, 2006, all Section 16(a) reports were timely filed.

CORPORATE GOVERNANCE AND BOARD OF DIRECTORS MATTERS

Director Independence

The board of directors currently consists of ten directors, and will consist of eight directors following the annual meeting. Our board of directors has determined that each of our current directors other than Richard W. Mott, our President and Chief Executive Officer, and Karen D. Talmadge, Ph.D., our Executive Vice President, Co-Founder and Chief Science Officer, are independent under the director independence standards of the Nasdaq Stock Market.

Committees of the Board of Directors

Our board of directors has three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. From time to time, the board of directors may also create various ad hoc committees for special purposes. The current membership of each of the three standing committees of the board of directors is set forth below:

Name of Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Stephen M. Campe	Committee Member		Committee Member
Douglas W. Kohrs	Committee Member
Jack W. Lasersohn			Committee Member
Louis J. Lavigne, Jr.	Committee Chairman	Committee Member	Committee Member
Frank M. Phillips, M.D.			Committee Member
James T. Treace		Committee Member	Committee Chairman
Elizabeth H. Weatherman		Committee Chairman

Neither of Richard W. Mott or Karen D. Talmadge is a member of any committee of our board of directors, and D. Keith Grossman does not currently serve on any committee of our board of directors.

Audit Committee

The Audit Committee oversees our accounting and financial reporting processes and the audits of our financial statements. In this role, the Audit Committee monitors and reviews the integrity of our financial statements and related disclosures, the qualifications, independence, and performance of our independent auditors, audit and non-audit services provided by our independent auditors, our systems of internal controls over financial reporting, asset management policies, our code of conduct applicable to our senior financial management and our compliance program and the activities of our Chief Compliance Officer. The Audit Committee appoints, compensates and oversees the work of our independent auditors and meets at least annually with our independent auditors. The Audit Committee confirms annually with our independent auditor that the independent auditor is in compliance with the audit partner rotation requirements established by the SEC. Our board of directors has determined that all of the current members of our Audit Committee are “independent” directors, as determined in accordance with Rule 10A-3(b)(1) of the Exchange Act and in accordance with the current Nasdaq Stock Market’s director independence and listing standards. Our board of directors has determined that our Audit Committee has at least one audit committee financial expert and has determined that Mr. Lavigne is an “audit committee financial expert” as that term is defined in Item 401(h) of Regulation S-K. Our board of directors has adopted a written charter for the Audit Committee. A copy of the charter is available on our website at www.kyphon.com under “Investor Relations—Corporate Governance.”

Compensation Committee

The Compensation Committee reviews and determines all forms of compensation to be provided to our executive officers other than our chief executive officer, including bonus and stock compensation and benefits, reviews and recommends to the full board of directors the compensation to be provided to our chief executive officer and any compensation for our directors and establishes and reviews general policies relating to compensation, benefits and all bonus and stock compensation for all employees. All of the current members of our Compensation Committee are “independent” directors, as determined in accordance with the current Nasdaq Stock Market’s director independence and listing standards. Our board of directors has adopted a written charter for the Compensation Committee. A copy of the charter is available on our website at www.kyphon.com under “Investor Relations—Corporate Governance.”

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee assists the board of directors in ensuring that it is properly constituted and conducts itself appropriately in carrying out its duties and meeting its fiduciary obligations, and that we have and follow appropriate corporate governance standards. The Nominating and Corporate Governance Committee is responsible for developing and recommending to the board of directors the governance principles applicable to us, overseeing the evaluation of our board of directors and management, recommending director nominees for each committee of our boards of directors, assisting the board of directors in identifying prospective director nominees and determining the director nominees for election at annual meetings of our stockholders. All of the current members of our Nominating and Corporate Governance Committee are “independent” directors, as determined in accordance with the current Nasdaq Stock Market’s director independence and listing standards. Our board of directors has adopted a written charter for the Nominating and Corporate Governance Committee. A copy of the charter is available on our website at www.kyphon.com under “Investor Relations—Corporate Governance.”

Meetings Attended by Directors

The board of directors held a total of 13 meetings during 2006. The Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee held eight, three and two meetings, respectively, during 2006. During 2006, all of our directors attended at least 75% of the total number of meetings held by the board of directors and each of the committee(s) of the board of directors on which he or she served, except that Mr. Kohrs attended eight meetings of the board of directors and six meetings of the Audit Committee, and Ms. Weatherman attended nine meetings of the board of directors and two meetings of the Compensation Committee.

The independent directors hold regularly scheduled meetings, and four of such formal meetings took place during 2006. The meetings of the independent directors typically will take place in connection with the regularly scheduled meetings of the full board of directors. The independent directors may meet at such other times as they deem necessary or appropriate.

Our directors are encouraged to attend our annual meeting of stockholders although we do not maintain a formal policy regarding director attendance at the annual meeting of stockholders. In 2006, three members of our board of directors attended the annual meeting of stockholders.

Consideration of Director Nominees

Stockholder Nominations and Recommendations.    As described above in the Question and Answer section of this proxy statement under “What is the deadline for submitting proposals for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?,” our bylaws set forth the procedure for the proper submission of stockholder nominations for membership on the board of directors. In addition, the Nominating and Corporate Governance Committee may consider properly submitted stockholder recommendations for candidates for membership on the board of directors. A stockholder may make such a recommendation by submitting the following information to our Corporate Secretary at 1221 Crossman Avenue, Sunnyvale, California 94089: the candidate’s name and address; a representation that the recommending stockholder is a holder of record of our stock and is entitled to vote at the meeting, and intends to appear in person or by proxy at the meeting to nominate the candidate; if applicable, a description of all arrangements or understandings between the stockholder and each nominee pursuant to which nominations are to be made by the stockholder; such other information regarding each nominee as would be required to be included in a proxy statement had the nominee been nominated or intended to be nominated by the board of directors and the consent of each nominee to serve as a director if so elected.

Director Qualifications.    Members of the board of directors should have the highest professional and personal ethics and values, and conduct themselves in a manner that is consistent with our Code of Business Conduct and Ethics. While the Nominating and Corporate Governance Committee has not established specific minimum qualifications for director candidates, the Committee believes that candidates and nominees must reflect a board of directors that is comprised of directors who (i) are predominantly independent, (ii) are of high integrity, (iii) have qualifications that will increase overall board of directors effectiveness, and (iv) meet other requirements as may be required by applicable rules, such as financial literacy or financial expertise with respect to Audit Committee members.

Identifying and Evaluating Director Nominees.    Although candidates for nomination to the board of directors typically are suggested by existing directors or by our executive officers, candidates may come to the attention of the board of directors through professional search firms, stockholders or other persons. The Nominating and Corporate Governance Committee reviews the qualifications of any candidates who have been properly brought to the Committee’s attention. Such review may, in the Committee’s discretion, include a review solely of information provided to the Committee or may also include discussions with persons familiar with the candidate, an interview with the candidate or other actions that the Committee deems proper. The Nominating and Corporate Governance Committee considers the suitability of each candidate, including the current members of the board of directors, in light of the current size and composition of the board of directors. In evaluating the qualifications of the candidates, the Committee considers many factors, including, issues of character, judgment, independence, age, expertise, diversity of experience, length of service, other commitments and other similar factors. The Committee evaluates such factors, among others, and does not assign any particular weighting or priority to any of these factors. Candidates properly recommended by stockholders are evaluated by the Committee using the same criteria as other candidates.

Director Compensation

Our board of directors approved a compensation plan for all non-employee directors on July 21, 2004. Under the approved plan, new non-employee directors receive an initial stock option grant of 20,000 shares upon joining our board of directors, and continuing non-employee directors receive an annual stock option grant of 7,500 shares. All grants are issued under our 2002 Director Option Plan and vest monthly over three years. Additionally, the compensation plan provides for annual cash payments to non-employee directors. The payments include an annual retainer of $25,000 to all non-employee directors, plus annual committee stipends of $7,500 for Audit Committee members and $5,000 for all other standing committees. In addition, the Audit Committee Chairperson receives an additional annual stipend of $7,500. Members of our board of directors are not paid any fees per meeting. Cash payments are made semi-annually on a pro-rated basis. Our non-employee directors are also reimbursed for their out-of-pocket expenses incurred in connection with attending board of directors and committee meetings. Employee directors do not receive any compensation for their service as directors beyond their regular compensation as employees of Kyphon.

Director Compensation for 2006

The table below sets forth the compensation paid to each non-employee member of our board of directors during the fiscal year ended December 31, 2006. Neither Richard W. Mott nor Karen D. Talmadge, each of whom is an employee of Kyphon, received any compensation for their service as directors beyond their regular compensation as employees of Kyphon.

Name	Fees earned or paid in cash ($)		Option Awards ($)(2)	All Other Compensation ($)		Total ($)
Stephen M. Campe	—	(1)	$48,678	—		$48,678
Douglas W. Kohrs	$30,000		19,846	—		49,846
Jack W. Lasersohn	27,500		48,678	—		76,178
Louis J. Lavigne, Jr.	50,000		96,732	—		146,732
Frank M. Phillips, M.D.	12,500		26,238	$21,250	(3)	59,988
James T. Treace	35,000		19,846	—		54,846
Elizabeth H. Weatherman	27,500		48,678	—		76,178

(1)	Mr. Campe waived his cash compensation for 2006.
(2)	The amount reflected in this column represents the compensation expense recognized for financial statement purposes for the year ended December 31, 2006 associated with the stock options granted in 2006 and prior years, measured in accordance with FAS 123(R). In 2006, each non-employee director other than Dr. Phillips was granted under the 2002 Director Option Plan an option to purchase 7,500 shares with a grant date fair value of $91,607. As a new director, Dr. Phillips was granted an option under the 2002 Director Option Plan to purchase 20,000 shares with a grant date fair value of $244,282. The aggregate number of shares subject to stock options outstanding for each non-employee director at December 31, 2006 was: Mr. Campe: 22,500; Mr. Kohrs: 22,500; Mr. Lasersohn: 22,500; Mr. Lavigne: 35,000; Dr. Phillips: 20,000; Mr. Treace: 22,500; Ms. Weatherman: 22,500. The assumptions used to calculate the value of option awards are set forth under Note 2 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2006, filed with the SEC on February 28, 2007.
(3)	Consists of physician consulting fees paid to Dr. Phillips.

Code of Business Conduct and Ethics

We are committed to maintaining the highest standards of business conduct and ethics. Our Code of Business Conduct and Ethics reflects our values and the business practices and principles of behavior that support this commitment. The code applies to all of our officers, directors and employees and satisfies SEC rules for a “code of ethics” required by Section 406 of the Sarbanes-Oxley Act of 2002, as well as the Nasdaq listing standards requirement for a “code of conduct.” The Code is available on our website at www.kyphon.com under “Investor Relations—Corporate Governance.” We will post any amendment to the Code, as well as any waivers that are required to be disclosed by the rules of the SEC or the Nasdaq, on our website.

Corporate Governance Guidelines

Our board of directors has adopted corporate governance guidelines that set forth a series of policies and statements governing the activities of our board of directors, individual directors and in some cases our executive officers. The guidelines address the current policies and expectations of the board of directors regarding a variety of matters, such as director nomination, election, education, responsibility, evaluation, resignation and retirement; conduct of board and committee meetings; and stock ownership guidelines for directors and officers. The corporate governance guidelines are available on our website at www.kyphon.com under “Investor Relations—Corporate Governance.”

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee has at any time been one of our executive officers or employees. None of our executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or Compensation Committee

Certain Relationships and Related Transactions

In our last fiscal year, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or are to be a party in which the amount involved exceeds $120,000 and in which any of our directors, executive officers, holders of more than 5% of our common stock or any members of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest.

Family Relationships

Elizabeth A. Rothwell, our Vice President, Quality Assurance and Regulatory Affairs, is the sister of Richard W. Mott, our President, Chief Executive Officer and Director. There are no other family relationships among any of our directors or executive officers.

Communications with the Board of Directors

We provide a process for stockholders to send communications to our board of directors, any committee of our board of directors or any individual director, including non-employee directors. Stockholders may communicate with our board of directors by writing to: Board of Directors, c/o Corporate Secretary, Kyphon Inc., 1221 Crossman Avenue, Sunnyvale, California 94089. The Secretary will forward correspondence to our board of directors, one of the committees of our board of directors or an individual director as the case may be, or, if the Secretary determines in accordance with his best judgment that the matter can be addressed by management, then to the appropriate executive officer.

EXECUTIVE OFFICERS

Set forth below is certain information regarding each of our executive officers as of April 20, 2007.

Name	Age	Position(s)
Richard W. Mott	48	President, Chief Executive Officer and Director
Karen D. Talmadge, Ph.D.	54	Executive Vice President, Co-Founder, Chief Science Officer and Director
Arthur T. Taylor	50	Vice President, Chief Operating Officer
Maureen L. Lamb	45	Vice President, Chief Financial Officer and Treasurer
Robert A. Vandervelde	44	President, International
Bradley W. Paddock	33	Vice President, U.S. Sales
David M. Shaw	40	Vice President, Legal Affairs, General Counsel and Secretary

Further information with respect to Richard W. Mott and Karen D. Talmadge, Ph.D. is provided above under “Proposal One—Election of Directors.”

Arthur T. Taylor has served as our Vice President, Chief Operating Officer since February 2006. Mr. Taylor also served as our Vice President, Chief Financial Officer and Treasurer from August 2004 through September 2006. Prior to joining Kyphon, he was Senior Vice President, Chief Financial Officer of Terayon Communication Systems, Inc., a broadband access company, from February 2003 through August 2004. Prior to Terayon, Mr. Taylor served as Vice President, Chief Financial Officer of Evolve Software, Inc., a service delivery enterprise software company, from July 2002 through February 2003 and as Vice President, Chief Financial Officer of Docent, Inc., an eLearning enterprise software company, from March 2001 through July 2002. Mr. Taylor gained experience in the medical device industry while serving as Chief Financial Officer for ReSound Corporation, a hearing healthcare company, and in several executive financial positions over fourteen years with Allergan, Inc., an eye care medical device and pharmaceutical company, and American Hospital Supply Corporation, which was acquired by Baxter International. In addition, Mr. Taylor previously served as Vice President, Corporate Treasurer for 3Com Corporation. Mr. Taylor holds a B.S. in Corporate Finance from San Diego State University, an M.B.A. from the University of Southern California, and is a Certified Management Accountant.

Maureen L. Lamb has served as our Vice President, Chief Financial Officer and Treasurer since September 2006. Ms. Lamb joined Kyphon from Photon Dynamics, Inc., a provider of yield management equipment to LCD panel manufacturers, where she served as Chief Financial Officer from May 2005 through September 2006. Prior to Photon, Ms. Lamb held several senior financial management positions over eleven years at KLA-Tencor, a manufacturer of yield management equipment for the semiconductor industry, including serving as Vice President of Finance from July 2000 through May 2005 and as Corporate Controller from January 1999 to July 2000. Ms. Lamb holds an A.B. in Government from Harvard College and an M.B.A. from the Wharton School of the University of Pennsylvania.

Robert A. Vandervelde has served as our President, International since August 2005. Mr. Vandervelde previously served as our Vice President and General Manager of International beginning in December 2004. From January 2001 until November 2004, Mr. Vandervelde was our Vice President and General Manager, Europe / Asia Pacific. From November 1999 through December 2000, Mr. Vandervelde was an independent business consultant in Europe. From November 1998 to October 1999, he was Vice President, General Manager for VascA Europe, a developer of vascular access technology for dialysis patients. From December 1996 to October 1998, he was Vice President, General Manager for CellPro Europe, a manufacturer of cell selection and cell transplantation equipment. Mr. Vandervelde holds an Engineering degree from Brussels HTI.

Bradley W. Paddock has served as our Vice President, U.S. Sales since December 2004. From October 1999 through November 2004, he held various positions with increasing responsibility in Kyphon’s U.S. sales organization, including Director of Sales beginning in October 2002. From July 1996 through September 1999, Mr. Paddock worked in sales for Ethicon Endo-Surgery, a division of Johnson and Johnson that sells surgical instruments and devices to general, urological, gynecological and cardiovascular surgeons. Mr. Paddock holds a B.S. in Business Administration from Miami University in Oxford, Ohio.

David M. Shaw has served as our Vice President, Legal Affairs, General Counsel and Secretary since September 2003. Prior to joining Kyphon, Mr. Shaw held various legal positions at medical robotics company Intuitive Surgical, Inc., including Vice President, Legal Affairs and Corporate Counsel from January 2002 through September 2003 and Chief Patent Counsel from April 1999 through January 2002. From February 1998 through April 1999, he was the Director, Intellectual Property at EndoVasix, Inc. Mr. Shaw holds a B.S. in Chemical Engineering summa cum laude from North Carolina State University and a J.D. with high honors from Duke University School of Law.

EXECUTIVE COMPENSATION

Summary Compensation Table

The table below sets forth the salary and bonus earned during the fiscal year ended December 31, 2006 and other compensation paid to our Principal Executive Officer, our Principal Financial Officer and each of our three other most highly compensated executive officers who were serving in such capacities as of December 31, 2006.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)		Total ($)
Richard W. Mott	2006	$461,250	—		$2,037,372	$474,966	$76,710	(2)	$3,050,298
President and Chief
Executive Officer

Maureen L. Lamb(3)	2006	82,727	$25,000	(4)	183,141	28,837	270	(5)	319,975
Vice President, Chief
Financial Officer and
Treasurer

Arthur T. Taylor	2006	318,939	—		970,895	182,084	6,794	(6)	1,478,712
Vice President, Chief
Operating Officer

Robert A. Vandervelde(7)	2006	358,983	—		388,656	169,144	19,756	(8)	936,539
President, International

David M. Shaw	2006	275,821	—		780,519	113,011	6,063	(9)	1,175,414
Vice President, Legal
Affairs, General
Counsel and Secretary

(1)	Reflects the dollar amount recognized for financial statement reporting purposes for the year ended December 31, 2006 for option awards, as determined pursuant to FAS 123(R). These compensation costs reflect option awards granted in and prior to the year ended December 31, 2006. The assumptions used to calculate the value of option awards are set forth under Note 2 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2006, filed with the SEC on February 28, 2007.
(2)	Consists of $47,857 in relocation expense reimbursements paid to Mr. Mott in accordance with the terms of his employment agreement, as well as $27,975 in a tax gross-up on this amount, and $878 in life insurance premiums paid by Kyphon for Mr. Mott’s benefit.
(3)	Ms. Lamb joined us as our Vice President, Chief Financial Officer and Treasurer in September 2006.
(4)	Represents a sign-on bonus paid to Ms. Lamb upon commencement of her employment.
(5)	Represents life insurance premiums paid by Kyphon for Ms. Lamb’s benefit.
(6)	Consists of $5,500 in company matching contribution to 401(k) plan for Mr. Taylor’s benefit and $1,294 in life insurance premiums paid by Kyphon for Mr. Taylor’s benefit.
(7)	Mr. Vandervelde’s salary and all other compensation, other than bonuses, is paid in Euros and the amounts set out in this Summary Compensation Table represent the U.S. dollar equivalent of those payments after conversion using the Euro-U.S. dollar exchange rate of 1.3022 as of December 31, 2006. Mr. Vandervelde’s bonuses are paid in U.S. dollars.
(8)	Consists of $6,706 in contributions to pension and retirement program for the benefits of Mr. Vandervelde, and $13,050 non-cash benefit associated with the use of a company car.
(9)	Consists of $5,500 in company matching contribution to 401(k) plan for Mr. Shaw’s benefit and $563 in life insurance premiums paid by Kyphon for Mr. Shaw’s benefit.

Grants of Plan-Based Awards

The table below sets forth information concerning grants of plan-based awards in 2006 to the executive officers named in the Summary Compensation Table.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards				All Other Option Awards: Number of Securities Underlying Options (#)(2)		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(3)
		Threshold ($)		Target ($)	Maximum ($)(1)
Richard W. Mott	9/15/06	—		—	—	90,000		$39.27	$1,333,523
	N/A(4)	$14,529	(6)	$322,875	$1,089,703	—		—	N/A
	N/A(5)	20,756	(7)	23,063	51,891	—		—	N/A

Maureen L. Lamb	9/15/06	—		—	—	100,000	(8)	$39.27	$1,513,418
	N/A(4)	$1,117	(6)	$24,818	$83,761	—		—	N/A
	N/A(5)	3,723	(7)	4,136	9,307	—		—	N/A

Arthur T. Taylor	2/15/06	—		—	—	60,000		$38.07	$870,565
	9/15/06	—		—	—	20,000		39.27	296,341
	N/A(4)	$6,459	(6)	$143,523	$484,389	—		—	N/A
	N/A(5)	14,352	(7)	15,947	35,881	—		—	N/A

Robert A. Vandervelde	9/15/06	—		—	—	30,000		$39.27	$444,508
	N/A(4)	$5,654	(6)	$125,644	$424,048	—		—	N/A
	N/A(5)	16,154	(7)	17,949	40,386	—		—	N/A

David M. Shaw	9/15/06	—		—	—	25,000		$39.27	$370,427
	N/A(4)	$3,724	(6)	$82,746	$279,269	—		—	N/A
	N/A(5)	12,412	(7)	13,791	31,030	—		—	N/A

(1)	With respect to maximum payouts under the Key Contributor Incentive Plan, the total of these amounts would exceed the overall bonus pool available under the our Key Contributor Incentive Plan. Therefore, maximum payouts to all of our executive officers under the Key Contributor Incentive Plan could only be paid in the event that the Compensation Committee agreed to waive the maximum pool limit, determined by multiplying the maximum company performance factor under the plan of 225% by the aggregate target bonus amounts for all plan participants. For a discussion of the Key Contributor Incentive Plan, please see “Performance-Based Cash Compensation” in the Compensation Discussion and Analysis section of this proxy statement.
(2)	Unless otherwise indicated, all options were granted at fair market value at the date of grant, vest monthly over four years and are subject to acceleration of vesting pursuant to agreements entered into with the respective executive officers as described and referenced under “Employment Agreements and Change of Control Agreements.”
(3)	The grant date fair value was determined in accordance with FAS123(R). The assumptions used to calculate the value of stock and option awards are set forth under Note 2 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2006, filed with the SEC on February 28, 2007.
(4)	Represents pay out levels under our Key Contributor Incentive Plan. For a discussion of the Key Contributor Incentive Plan, please see “Performance-Based Cash Compensation” in the Compensation Discussion and Analysis section of this proxy statement.
(5)	Represents pay out levels under our Variable Incentive Plan. For a discussion of the Variable Incentive Plan, please see “Performance-Based Cash Compensation” in the Compensation Discussion and Analysis section of this proxy statement.
(6)	Assumes achievement of the minimum Company Performance Factor of 90% and an Individual Performance Factor of 5%. If the minimum Company Performance Factor is not achieved, no bonus payments would be made under our Key Contributor Incentive Plan.
(7)	Assumes achievement of the minimum Company Performance Factor of 90%. If the minimum Company Performance Factor is not achieved, no bonus payments would be made under our Variable Incentive Plan.
(8)	25% of the shares subject to the option vest after one year, with the remaining shares vesting monthly over the next three years.

Outstanding Equity Awards at Fiscal Year-End

The table below sets forth information concerning number and value of unexercised stock options and stock awards held by the executive officers named in the Summary Compensation Table at December 31, 2006.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
Richard W. Mott	660,000	—		$12.67	9/11/2012
	85,416	14,584	(1)	15.40	7/21/2013
	93,750	56,250	(2)	24.26	6/14/2014
	58,333	116,667	(3)	40.67	8/1/2015
	5,625	84,375	(4)	39.27	9/15/2016

Maureen L. Lamb	—	100,000	(5)	$39.27	9/15/2016

Arthur T. Taylor	90,833	79,167	(6)	$27.03	7/30/2014
	35,416	64,584	(1)	37.65	7/21/2015
	12,500	47,500	(7)	38.07	2/15/2016
	1,250	18,750	(8)	39.27	9/15/2016

Robert A. Vandervelde	2,770	—		$1.00	10/31/2010
	18,230	—		1.00	2/28/2011
	12,812	2,188	(9)	15.40	7/21/2013
	43,750	26,250	(10)	24.26	6/14/2014
	35,416	64,584	(11)	37.41	7/15/2015
	1,875	28,125	(12)	39.27	9/15/2016

David M. Shaw	160,273	37,500	(13)	$19.40	9/29/2013
	31,250	18,750	(14)	24.26	6/14/2014
	5,312	9,688	(9)	37.65	7/21/2015
	11,666	23,334	(15)	40.67	8/1/2015
	1,562	23,438	(16)	39.27	9/15/2016

(1)	2,083 shares (or 1/48 of the total award) vest on the 21st of each month.
(2)	3,125 shares (or 1/48 of the total award) vest on the 14th of each month.
(3)	3,646 shares (or 1/48 of the total award) vest on the 1st of each month.
(4)	1,875 shares (or 1/48 of the total award) vest on the 15th of each month.
(5)	25,000 shares (or 25% of the total award) will vest on September 15, 2007. Thereafter, 2,083 shares (or 1/36 of the remaining shares) will vest on the 15th of each month.
(6)	50,000 shares (or 25% of the total award) vested on July 30, 2005. Thereafter, 4,167 shares (or 1/36 of the remaining shares) vest on the 30th of each month.
(7)	1,250 shares (or 1/48 of the total award) vest on the 15th of each month.
(8)	417 shares (or 1/48 of the total award) vest on the 15th of each month.
(9)	313 shares (or 1/48 of the total award) vest on the 21st of each month.
(10)	1,458 shares (or 1/48 of the total award) vest on the 14th of each month.
(11)	2,083 shares (or 1/48 of the total award) vest on the 15th of each month.
(12)	625 shares (or 1/48 of the total award) vest on the 15th of each month.
(13)	50,000 shares (or 25% of the total award) vested on September 29, 2004. Thereafter, 4,167 shares (or 1/36 of the remaining shares) vest on the 29th of each month.
(14)	1,042 shares (or 1/48 of the total award) vest on the 14th of each month.
(15)	729 shares (or 1/48 of the total award) vest on the 1st of each month.
(16)	521 shares (or 1/48 of the total award) vest on the 15th of each month.

Option Exercises

The table below sets forth information concerning the number of stock options exercised in 2006 and the value realized upon their exercise by the executive officers named in the Summary Compensation Table.

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)
Richard W. Mott	—	—
Maureen L. Lamb	—	—
Arthur T. Taylor	30,000	$499,550
Robert A. Vandervelde	13,000	497,270
David M. Shaw	2,227	43,650

(1)	Difference between market price on the date of exercise and exercise price.

Employment Agreements and Change of Control Agreements

In September 2002, we entered into an at-will employment agreement with Richard W. Mott, our President and Chief Executive Officer, which provides for an initial annual salary of $310,000, annual performance bonuses of up to an initial target of 40% of the annual salary, temporary housing, travel and car allowances for the first 6 months of employment, reimbursement of reasonable relocation expenses, and an option to purchase 900,000 shares of our common stock, which will vest as to 25% of the shares after the first year of employment and in equal monthly installments thereafter over the following 36 months. On February 27, 2006, based on the recommendation of the Compensation Committee, the board of directors approved the waiver of any condition that Mr. Mott engage a third-party relocation service as a condition for reimbursement of costs associated with the sale of Mr. Mott’s former primary residence.

We have also entered into change of control agreements with Richard W. Mott, Maureen L. Lamb, Arthur T. Taylor, Robert A. Vandervelde and David M. Shaw, as well as with our other officers and senior management. By its terms, Mr. Mott’s change of control agreement supersedes any severance arrangements provided for in his employment agreement. Further information on these agreements is provided above under “Compensation Discussion and Analysis—Change of Control and Severance Agreements.”

In September 2006, we entered into an employment letter with Maureen L. Lamb, our Vice President, Chief Financial Officer and Treasurer, which provides for an annual base salary of $280,000, a signing bonus of $25,000, annual performance bonuses at an initial target of 30% of the annual salary, quarterly bonuses at an initial target level equal to 5% of the annual salary and an option to purchase 100,000 shares of our common stock, subject to the terms and conditions, including with respect to vesting, under Kyphon’s 2002 Stock Plan.

Potential Payments Upon Change of Control and Termination

The table below reflects amounts payable to our named executive officers assuming termination of employment other than for cause or disability, other than by reason of the individual’s death, or if employment is terminated by the individual for good reason within ninety days preceding a change of control or twelve months following a change of control. The amounts shown assume that the termination was effective as of December 31, 2006, and includes amounts earned through that time and are estimates of the amounts which would be paid out to the executives upon their termination. The actual amounts to be paid out can only be determined at the time of the executives’ separation from the Company after the occurrence of a change in control.

	Benefits and Payments Upon Termination Without Cause or for Good Reason Within 90 Days Preceding or 12 Months Following a Change of Control
Name	Salary ($)	Bonus ($)	Option Acceleration ($)(1)	Continuation of Benefits ($)	Outplacement ($)(2)	Total ($)
Richard W. Mott	$465,000	$404,953	$1,367,819	$14,435	$46,500	$2,298,707
Maureen L. Lamb	140,000	49,000	113,000	7,217	28,000	337,217
Arthur T. Taylor	162,500	81,250	1,367,931	7,149	32,500	1,651,330
Robert A. Vandervelde	180,360	72,144	703,262	4,020	36,072	995,858
David M. Shaw	140,048	82,068	1,143,252	3,042	28,010	1,396,420

(1)	The value is based on the difference between the option exercise price and $40.40, which was the closing price of our common stock on December 29, 2006, with respect to all unvested options.
(2)	Outplacement assistance under each of the Severance Agreements is capped at an amount equal to 10% of the executive officer’s base salary in effect as of the termination date. For purposes of this table, we have assumed maximum payouts with regard to outplacement assistance for each executive officer.

Equity Compensation Plan Information

The following table provides certain information with respect to all of our equity compensation plans in effect as of December 31, 2006.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)	(c)
Equity compensation plans approved by security holders	7,662,861	(1)	$26.06	5,072,971	(2)
Equity compensation plans not approved by security holders	—		—	—

Total	7,662,861		$26.06	5,072,971

(1)	Consists of 1996 Stock Option Plan, 2002 Stock Plan and 2002 Director Option Plan.
(2)	Consists of 1996 Stock Option Plan, 2002 Stock Plan, 2002 Employee Stock Purchase Plan (“2002 ESPP”), 2007 Employee Stock Purchase Plan (“2007 ESPP”) and 2002 Director Option Plan. Although the 2007 ESPP was approved by our board of directors and stockholders during 2006, the first purchase period under the 2007 ESPP did not occur until February 1, 2007. The 2002 ESPP terminated effective February 1, 2007, concurrent with the implementation of our 2007 ESPP.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file with the SEC at the SEC’s facilities located at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 or at the offices of the National Association of Securities Dealers, Inc. located at 1735 K Street, N.W., Washington, D.C. 20006. You may call the SEC at 1-800-SEC-0330 for further information about the SEC’s public reference rooms. Our SEC filings are also available to the public at the SEC’s website at www.sec.gov and through our website at www.kyphon.com.

OTHER MATTERS

As of the date of this proxy statement, no stockholder had advised us of the intent to present any other matters, and we are not aware of any other matters to be presented, at the meeting. Accordingly, the only items of business that our board of directors intends to present at the meeting are set forth in this proxy statement.

If any other matter or matters are properly brought before the meeting, the persons named as proxyholders will use their discretion to vote on the matters in accordance with their best judgment as they deem advisable.

By order of the Board of Directors,

/s/ David M. Shaw

David M. Shaw

Vice President, Legal Affairs,

General Counsel and Secretary

Sunnyvale, California

May 3, 2007

APPENDIX A

KYPHON INC.

2002 STOCK PLAN

(Amended and Restated April 19, 2007)

1. Purposes of the Plan. The purposes of this 2002 Stock Plan are:

•	to attract and retain the best available personnel for positions of substantial responsibility,

•	to provide additional incentive to Employees, Directors and Consultants, and

•	to promote the success of the Company’s business.

Options granted under the Plan may be Incentive Stock Options or Nonstatutory Stock Options, as determined by the Administrator at the time of grant. Stock Purchase Rights may also be granted under the Plan.

2. Definitions. As used herein, the following definitions shall apply:

(a) “Administrator” means the Board or any of its Committees as shall be administering the Plan, in accordance with Section 4 of the Plan.

(b) “Applicable Laws” means the requirements relating to the administration of stock option plans under U. S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where Options or Stock Purchase Rights are, or will be, granted under the Plan.

(c) “Board” means the Board of Directors of the Company.

(d) “Change in Control” means the occurrence of any of the following events:

(i) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities; or

(ii) A change in the composition of the Board occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” will mean directors who either (A) are directors of the Company as of the date hereof, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company); or

(iii) The consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets; or

(iv) The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation.

(e) “Code” means the Internal Revenue Code of 1986, as amended.

(f) “Committee” means a committee of Directors appointed by the Board in accordance with Section 4 of the Plan.

(g) “Common Stock” means the common stock of the Company.

(h) “Company” means Kyphon Inc., a Delaware corporation.

(i) “Consultant” means any natural person, including an advisor, engaged by the Company or a Parent or Subsidiary to render services to such entity.

(j) “Director” means a member of the Board.

(k) “Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code.

(l) “Employee” means any person, including Officers and Directors, employed by the Company or any Parent or Subsidiary of the Company. A Service Provider shall not cease to be an Employee in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company, its Parent, any Subsidiary, or any successor. For purposes of Incentive Stock Options, no such leave may exceed ninety days, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, then three (3) months following the 90th day of such leave, any Incentive Stock Option held by the Optionee shall cease to be treated as an Incentive Stock Option and shall be treated for tax purposes as a Nonstatutory Stock Option. Neither service as a Director nor payment of a director’s fee by the Company shall be sufficient to constitute “employment” by the Company.

(m) “Equity Restructuring” means a non-reciprocal transaction between the Company and its stockholders, such as a stock dividend, stock split, spin-off, rights offering or recapitalization through a large, nonrecurring cash dividend, that affects the shares of Common Stock (or other securities of the Company) or the share price of Common Stock (or other securities) and causes a change in the per share value of the Common Stock underlying outstanding Options and Stock Purchase Rights.

(n) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(o) “Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

(i) If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the Nasdaq National Market or The Nasdaq SmallCap Market of The Nasdaq Stock Market, its Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(ii) If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share of Common Stock shall be the mean between the high bid and low asked prices for the Common Stock on the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(iii) For purposes of any awards granted on the first day the Company initially offers it equity securities to the public, the Fair Market Value shall be the initial price to the public as set forth in the final prospectus included within the registration statement in Form S-1 filed with the Securities and Exchange Commission for the initial public offering of the Company’s Common Stock.

(iv) In the absence of an established market for the Common Stock, the Fair Market Value shall be determined in good faith by the Administrator.

(p) “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(q) “Nonstatutory Stock Option” means an Option not intended to qualify as an Incentive Stock Option.

(r) “Notice of Grant” means a written or electronic notice evidencing certain terms and conditions of an individual Option or Stock Purchase Right grant. The Notice of Grant is part of the Option Agreement.

(s) “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(t) “Option” means a stock option granted pursuant to the Plan.

(u) “Option Agreement” means an agreement between the Company and an Optionee evidencing the terms and conditions of an individual Option grant. The Option Agreement is subject to the terms and conditions of the Plan.

(v) “Option Exchange Program” means a program whereby outstanding Options are surrendered in exchange for Options with a lower exercise price.

(w) “Optioned Stock” means the Common Stock subject to an Option or Stock Purchase Right.

(x) “Optionee” means the holder of an outstanding Option or Stock Purchase Right granted under the Plan.

(y) “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

(z) “Plan” means this 2002 Stock Plan, as amended and restated herein.

(aa) “Restricted Stock” means shares of Common Stock acquired pursuant to a grant of Stock Purchase Rights under Section 11 of the Plan.

(bb) “Restricted Stock Purchase Agreement” means a written agreement between the Company and the Optionee evidencing the terms and restrictions applying to stock purchased under a Stock Purchase Right. The Restricted Stock Purchase Agreement is subject to the terms and conditions of the Plan and the Notice of Grant.

(cc) “Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

(dd) “Section 16(b) “ means Section 16(b) of the Exchange Act.

(ee) “Service Provider” means an Employee, Director or Consultant.

(ff) “Share” means a share of the Common Stock, as adjusted in accordance with Section 13 of the Plan.

(gg) “Stock Purchase Right” means the right to purchase Common Stock pursuant to Section 11 of the Plan, as evidenced by a Notice of Grant.

(hh) “Subsidiary” means a “subsidiary corporation”, whether now or hereafter existing, as defined in Section 424(f) of the Code.

3. Stock Subject to the Plan. Subject to the provisions of Section 13 of the Plan, the maximum aggregate number of Shares that may be optioned and sold under the Plan is 2,500,000 Shares plus (a) any Shares which have been reserved but not issued under the Company’s 1996 Stock Option Plan (the “1996 Plan”) as of the date of stockholder approval of this Plan, (b) any Shares returned to the 1996 Plan as a result of termination of options or repurchase of Shares issued under the 1996 Plan and (c) an annual increase to be added on the first day of the Company’s fiscal year beginning in 2003, equal to the lesser of (i) 3,500,000 shares, (ii) 5% of the outstanding shares on such date or (iii) an amount determined by the Board. The Shares may be authorized, but unissued, or reacquired Common Stock.

If an Option or Stock Purchase Right expires or becomes unexercisable without having been exercised in full, or is surrendered pursuant to an Option Exchange Program, the unpurchased Shares which were subject thereto shall become available for future grant or sale under the Plan (unless the Plan has terminated); provided, however, that Shares that have actually been issued under the Plan, whether upon exercise of an Option or Right, shall not be returned to the Plan and shall not become available for future distribution under the Plan, except that if Shares of Restricted Stock are repurchased by the Company at their original purchase price, such Shares shall become available for future grant under the Plan.

4. Administration of the Plan.

(a) Procedure.

(i) Multiple Administrative Bodies. Different Committees with respect to different groups of Service Providers may administer the Plan.

(ii) Section 162(m). To the extent that the Administrator determines it to be desirable to qualify Options granted hereunder as “performance-based compensation” within the meaning of Section 162(m) of the Code, the Plan shall be administered by a Committee of two or more “outside directors” within the meaning of Section 162(m) of the Code.

(iii) Rule 16b-3. To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder shall be structured to satisfy the requirements for exemption under Rule 16b-3.

(iv) Other Administration. Other than as provided above, the Plan shall be administered by (A) the Board or (B) a Committee, which committee shall be constituted to satisfy Applicable Laws.

(b) Powers of the Administrator. Subject to the provisions of the Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator shall have the authority, in its discretion:

(i) to determine the Fair Market Value;

(ii) to select the Service Providers to whom Options and Stock Purchase Rights may be granted hereunder;

(iii) to determine the number of shares of Common Stock to be covered by each Option and Stock Purchase Right granted hereunder;

(iv) to approve forms of agreement for use under the Plan;

(v) to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Option or Stock Purchase Right granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Options or Stock Purchase Rights may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Option or Stock Purchase Right or the shares of Common Stock relating thereto, based in each case on such factors as the Administrator, in its sole discretion, shall determine;

(vi) to institute an Option Exchange Program subject to shareholder approval;

(vii) to construe and interpret the terms of the Plan and awards granted pursuant to the Plan;

(viii) to establish, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of satisfying applicable foreign laws;

(ix) to modify or amend each Option or Stock Purchase Right (subject to Section 15(c) of the Plan), including the discretionary authority to extend the post-termination exercisability period of Options longer than is otherwise provided for in the Plan;

(x) to allow Optionees to satisfy withholding tax obligations by electing to have the Company withhold from the Shares to be issued upon exercise of an Option or Stock Purchase Right that number of Shares having a Fair Market Value equal to the minimum amount required to be withheld. The Fair Market Value of the Shares to be withheld shall be determined on the date that the amount of tax to be withheld is to be determined. All elections by an Optionee to have Shares withheld for this purpose shall be made in such form and under such conditions as the Administrator may deem necessary or advisable;

(xi) to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Option or Stock Purchase Right previously granted by the Administrator;

(xii) to correct any defect, supply any omission, or reconcile any inconsistency in the Plan, or in any Option Agreement, in a manner and to the extent it shall deem necessary, all of which determinations and interpretations made by the Administrator shall be conclusive and binding on all Optionees, any other holders of Options and on their legal representatives and beneficiaries; and

(xiii) except to the extent prohibited by, or impermissible in order to obtain treatment desired by the Administrator under, applicable law or rule, to allocate or delegate all or any portion of its powers and responsibilities to any one or more of its members or to any person(s) selected by it, subject to revocation or modification by the Administrator of such allocation or delegation.

(xiv) to make all other determinations deemed necessary or advisable for administering the Plan.

(c) Effect of Administrator’s Decision. The Administrator’s decisions, determinations and interpretations shall be final and binding on all Optionees and any other holders of Options or Stock Purchase Rights.

5. Eligibility. Nonstatutory Stock Options and Stock Purchase Rights may be granted to Service Providers. Incentive Stock Options may be granted only to Employees.

6. Limitations.

(a) Each Option shall be designated in the Option Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. However, notwithstanding such designation, to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Optionee during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds $100,000, such Options shall be treated as Nonstatutory Stock Options. For purposes of this Section 6(a), Incentive Stock Options shall be taken into account in the order in which they were granted. The Fair Market Value of the Shares shall be determined as of the time the Option with respect to such Shares is granted.

(b) Neither the Plan nor any Option or Stock Purchase Right shall confer upon an Optionee any right with respect to continuing the Optionee’s relationship as a Service Provider with the Company, nor shall they interfere in any way with the Optionee’s right or the Company’s right to terminate such relationship at any time, with or without cause.

(c) The following limitations shall apply to grants of Options:

(i) No Service Provider shall be granted, in any fiscal year of the Company, Options to purchase more than 750,000 Shares.

(ii) In connection with his or her initial service, a Service Provider may be granted Options to purchase up to an additional 2,000,000 Shares, which shall not count against the limit set forth in subsection (i) above.

(iii) The foregoing limitations shall be adjusted proportionately in connection with any change in the Company’s capitalization as described in Section 13.

If an Option is cancelled in the same fiscal year of the Company in which it was granted (other than in connection with a transaction described in Section 13), the cancelled Option will be counted against the limits set forth in subsections (i) and (ii) above. For this purpose, if the exercise price of an Option is reduced, the transaction will be treated as a cancellation of the Option and the grant of a new Option.

7. Term of Plan. Subject to Section 19 of the Plan, the Plan shall become effective upon its adoption by the Board. It shall continue in effect for a term of ten (10) years unless terminated earlier under Section 15 of the Plan.

8. Term of Option. The term of each Option shall be stated in the Option Agreement. In the case of an Incentive Stock Option, the term shall be ten (10) years from the date of grant or such shorter term as may be provided in the Option Agreement. Moreover, in the case of an Incentive Stock Option granted to an Optionee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option shall be five (5) years from the date of grant or such shorter term as may be provided in the Option Agreement.

9. Option Exercise Price and Consideration.

(a) Exercise Price. The per share exercise price for the Shares to be issued pursuant to exercise of an Option shall be determined by the Administrator, subject to the following:

(i) In the case of an Incentive Stock Option

(A) granted to an Employee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price shall be no less than 110% of the Fair Market Value per Share on the date of grant.

(B) granted to any Employee other than an Employee described in paragraph (A) immediately above, the per Share exercise price shall be no less than 100% of the Fair Market Value per Share on the date of grant.

(ii) In the case of a Nonstatutory Stock Option, the per Share exercise price shall be determined by the Administrator. In the case of a Nonstatutory Stock Option intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code, the per Share exercise price shall be no less than 100% of the Fair Market Value per Share on the date of grant.

(iii) Notwithstanding the foregoing, Options may be granted with a per Share exercise price of less than 100% of the Fair Market Value per Share on the date of grant pursuant to a merger or other corporate transaction.

(b) Waiting Period and Exercise Dates. At the time an Option is granted, the Administrator shall fix the period within which the Option may be exercised and shall determine any conditions that must be satisfied before the Option may be exercised.

(c) Form of Consideration. The Administrator shall determine the acceptable form of consideration for exercising an Option, including the method of payment. In the case of an Incentive Stock Option, the Administrator shall determine the acceptable form of consideration at the time of grant. Such consideration may consist entirely of:

(i) cash;

(ii) check;

(iii) promissory note;

(iv) other Shares, provided Shares acquired directly or indirectly from the Company, (A) have been owned by the Optionee for more than six (6) months on the date of surrender, and (B) have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Option shall be exercised;

(v) consideration received by the Company under a cashless exercise program implemented by the Company in connection with the Plan;

(vi) a reduction in the amount of any Company liability to the Optionee, including any liability attributable to the Optionee’s participation in any Company-sponsored deferred compensation program or arrangement;

(vii) any combination of the foregoing methods of payment; or

(viii) such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws.

10. Exercise of Option.

(a) Procedure for Exercise; Rights as a Stockholder. Any Option granted hereunder shall be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Option Agreement. Unless the Administrator provides otherwise, vesting of Options granted hereunder shall be suspended during any unpaid leave of absence. An Option may not be exercised for a fraction of a Share.

An Option shall be deemed exercised when the Company receives: (i) written or electronic notice of exercise (in accordance with the Option Agreement) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised. Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Option Agreement and the Plan. Shares issued upon exercise of an Option shall be issued in the name of the Optionee or, if requested by the Optionee, in the name of the Optionee and his or her spouse or in the name of a family trust of which the Optionee is a trustee. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the Optioned Stock, notwithstanding the exercise of the Option. The Company shall issue (or cause to be issued) such Shares promptly after the Option is exercised; provided that if the Company shall be advised by counsel that certain requirements under the Federal, state or foreign securities laws must be met before Shares may be issued under this Plan, the Company shall notify all persons who have been issued Options, and the Company shall have no liability for failure to issue Shares under any exercise of Options because of delay while such requirements are being met or the inability of the Company to comply with such requirements. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 13 of the Plan.

Exercising an Option in any manner shall decrease the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

(b) Termination of Relationship as a Service Provider. If an Optionee ceases to be a Service Provider, other than upon the Optionee’s death or Disability, the Optionee may exercise his or her Option within such period of time as is specified in the Option Agreement to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Option Agreement). In the absence of a specified time in the Option Agreement, the Option shall remain exercisable for three (3) months following the Optionee’s termination. If, on the date of termination, the Optionee is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall revert to the Plan. If, after termination, the Optionee does not exercise his or her Option within the time specified by the Administrator, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

(c) Disability of Optionee. If an Optionee ceases to be a Service Provider as a result of the Optionee’s Disability, the Optionee may exercise his or her Option within such period of time as is specified in the Option Agreement to the extent the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Option Agreement). In the absence of a specified time in the Option Agreement, the Option shall remain exercisable for twelve (12) months following the Optionee’s termination. If, on the date of termination, the Optionee is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall revert to the Plan. If, after termination, the Optionee does not exercise his or her Option within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

(d) Death of Optionee. If an Optionee dies while a Service Provider, the Option may be exercised following the Optionee’s death within such period of time as is specified in the Option Agreement to the extent that the Option is vested on the date of death (but in no event may the Option be exercised later than the expiration of the term of such Option as set forth in the Option Agreement), by the Optionee’s designated beneficiary, provided such beneficiary has been designated prior to the Optionee’s death in a form acceptable to the Administrator. If no such beneficiary has been designated by the Optionee, then such Option may be exercised by the personal representative of the Optionee’s estate or by the person(s) to whom the Option is transferred pursuant to the Optionee’s will or in accordance with the laws of descent and distribution. In the absence of a specified time in the Option Agreement, the Option shall remain exercisable for twelve (12) months following the Optionee’s death. If, at the time of death, the Optionee is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall immediately revert to the Plan. If the Option is not so exercised within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

11. Stock Purchase Rights.

(a) Rights to Purchase. Stock Purchase Rights may be issued either alone, in addition to, or in tandem with other awards granted under the Plan and/or cash awards made outside of the Plan. After the Administrator determines that it will offer Stock Purchase Rights under the Plan, it shall advise the offeree in writing or electronically, by means of a Notice of Grant, of the terms, conditions and restrictions related to the offer, including the number of Shares that the offeree shall be entitled to purchase, the price to be paid, and the time within which the offeree must accept such offer. The offer shall be accepted by execution of a Restricted Stock Purchase Agreement in the form determined by the Administrator.

(b) Repurchase Option. Unless the Administrator determines otherwise, the Restricted Stock Purchase Agreement shall grant the Company a repurchase option exercisable upon the voluntary or involuntary termination of the purchaser’s service with the Company for any reason (including death or Disability). The purchase price for Shares repurchased pursuant to the Restricted Stock Purchase Agreement shall be the original price paid by the purchaser and may be paid by cancellation of any indebtedness of the purchaser to the Company. The repurchase option shall lapse at a rate determined by the Administrator.

(c) Other Provisions. The Restricted Stock Purchase Agreement shall contain such other terms, provisions and conditions not inconsistent with the Plan as may be determined by the Administrator in its sole discretion.

(d) Rights as a Stockholder. Once the Stock Purchase Right is exercised, the purchaser shall have the rights equivalent to those of a stockholder, and shall be a stockholder when his or her purchase is entered upon the records of the duly authorized transfer agent of the Company. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Stock Purchase Right is exercised, except as provided in Section 13 of the Plan.

12. Transferability of Options and Stock Purchase Rights. Unless determined otherwise by the Administrator, an Option or Stock Purchase Right may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Optionee, only by the Optionee. If the Administrator makes an Option or Stock Purchase Right transferable, such Option or Stock Purchase Right shall contain such additional terms and conditions as the Administrator deems appropriate.

13. Adjustments; Dissolution; Merger or Change in Control.

(a) Adjustments. In the event that any dividend or other distribution, reorganization, merger, consolidation, combination, repurchase, or exchange of Common Stock or other securities of the Company, or other change in the corporate structure of the Company affecting the Common Stock (other than an Equity Restructuring) occurs such that an adjustment is determined by the Administrator (in its sole discretion) to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Administrator shall, in such manner as it may deem equitable, adjust the number and class of Common Stock which may be delivered under the Plan, the purchase price per Share and the number of Shares covered by each Option which has not yet been exercised, and the numerical limits of Sections 3 and 6.

(b) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator shall notify each Optionee as soon as practicable prior to the effective date of such proposed transaction. The Administrator in its discretion may provide for an Optionee to have the right to exercise his or her Option until ten (10) days prior to such transaction as to all of the Optioned Stock covered thereby, including Shares as to which the Option would not otherwise be exercisable. In addition, the Administrator may provide that any Company repurchase option applicable to any Shares purchased upon exercise of an Option or Stock Purchase Right shall lapse as to all such Shares, provided the proposed dissolution or liquidation takes place at the time and in the manner contemplated. To the extent it has not been previously exercised, an Option or Stock Purchase Right will terminate immediately prior to the consummation of such proposed action.

(c) In connection with the occurrence of any Equity Restructuring, and notwithstanding anything to the contrary in Section 13(a) and 13(b):

(i) The number and type of securities subject to each outstanding Option or Stock Purchase Right and the exercise price or grant price thereof, if applicable, will be proportionately adjusted. The adjustments provided under this Section 13(c)(i) shall be nondiscretionary and shall be final and binding on the affected Service Provider and the Company.

(ii) The Administrator shall make such proportionate adjustments, if any, as the Administrator in its discretion may deem appropriate to reflect such Equity Restructuring with respect to the aggregate number and kind of shares that may be issued under the Plan (including, but not limited to, adjustments of the limitations in Sections 3 and 6).

(iii) Notwithstanding anything in this Section 13 to the contrary, this Section 13(c) shall not apply to, and instead Section 13(a) shall apply to, any Option to which the application of this Section 13(c) would (A) result in a penalty tax under Section 409A of the Code and the Department of Treasury proposed and final regulations and guidance thereunder or (B) cause any Incentive Stock Option to fail to qualify as an “incentive stock option” under Section 422 of the Code.

(d) Merger or Change in Control. In the event of a merger of the Company with or into another corporation, or a Change in Control, each outstanding Option and Stock Purchase Right shall be assumed or an equivalent option or right substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the Option or Stock Purchase Right, the Optionee shall fully vest in and have the right to exercise the Option or Stock Purchase Right as to all of the Optioned Stock, including Shares as to which it would not otherwise be vested or exercisable. If an Option or Stock Purchase Right becomes fully vested and exercisable in lieu of assumption or substitution in the event of a merger or Change in Control, the Administrator shall notify the Optionee in writing or electronically that the Option or Stock Purchase Right shall be fully vested and exercisable for a period of fifteen (15) days from the date of such notice, and the Option or Stock Purchase Right shall terminate upon the expiration of such period.

For the purposes of this subsection (c), the Option or Stock Purchase Right shall be considered assumed if, following the merger or Change in Control, the option or right confers the right to purchase or receive, for each Share of Optioned Stock subject to the Option or Stock Purchase Right immediately prior to the merger or Change in Control, the consideration (whether stock, cash, or other securities or property) received in the merger or Change in Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the merger or Change in Control is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of the Option or Stock Purchase Right, for each Share of Optioned Stock subject to the Option or Stock Purchase Right, to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the merger or Change in Control.

14. Date of Grant. The date of grant of an Option or Stock Purchase Right shall be, for all purposes, the date on which the Administrator makes the determination granting such Option or Stock Purchase Right, or such other later date as is determined by the Administrator. Notice of the determination shall be provided to each Optionee within a reasonable time after the date of such grant.

15. Amendment and Termination of the Plan.

(a) Amendment and Termination. The Board may at any time amend, alter, suspend or terminate the Plan.

(b) Stockholder Approval. The Company shall obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws.

(c) Effect of Amendment or Termination. No amendment, alteration, suspension or termination of the Plan shall impair the rights of any Optionee, unless mutually agreed otherwise between the Optionee and the Administrator, which agreement must be in writing and signed by the Optionee and the Company. Termination of the Plan shall not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Options granted under the Plan prior to the date of such termination.

16. Conditions Upon Issuance of Shares.

(a) Legal Compliance. Shares shall not be issued pursuant to the exercise of an Option or Stock Purchase Right unless the exercise of such Option or Stock Purchase Right and the issuance and delivery of such Shares shall comply with Applicable Laws and shall be further subject to the approval of counsel for the Company with respect to such compliance.

(b) Investment Representations. As a condition to the exercise of an Option or Stock Purchase Right, the Company may require the person exercising such Option or Stock Purchase Right to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

17. Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

18. Reservation of Shares. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

19. Stockholder Approval. The Plan shall be subject to approval by the stockholders of the Company within twelve (12) months after the date the Plan is adopted. Such stockholder approval shall be obtained in the manner and to the degree required under Applicable Laws.

DETACH PROXY CARD HERE
KYPHON INC.

PROXY

PROXY FOR THE 2007 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 14, 2007

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned stockholder of Kyphon Inc., a Delaware corporation, hereby acknowledges receipt of the Notice of 2007 Annual Meeting of Stockholders and Proxy Statement each dated May 3, 2007 and hereby appoints Arthur T. Taylor, as each proxy and attorney-in-fact, with full power of substitution, on behalf and in the name of the undersigned to represent the undersigned at the 2007 Annual Meeting of Stockholders of Kyphon Inc. to be held on June 14, 2007 at 2:00 p.m. PDT at Kyphon’s offices located at 1221 Crossman Avenue, Sunnyvale, California 94089, and at any postponement or adjournment thereof, and to vote all shares of common stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth below.

(Continued, and to be marked, dated and signed, on the other side)

KYPHON INC.

DETACH PROXY CARD HERE

KYPHON INC.
PLEASE INDICATE YOUR VOTES BELOW BY CHECKING THE APPROPRIATE SELECTION
1.	Election of Directors
	☐	FOR all nominees listed below except as marked to the contrary below).		☐ WITHHOLD AUTHORITY to vote for all nominees below.

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED AS FOLLOWS: (1) FOR THE ELECTION OF THE NOMINATED CLASS II DIRECTORS; (2) FOR THE APPROVAL OF THE AMENDED AND RESTATED 2002 STOCK PLAN; (3) FOR THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AND AS THE PROXY HOLDERS DEEM ADVISABLE ON SUCH OTHER MATTERS THAT ARE PROPERLY BROUGHT BEFORE THE MEETING.

PLEASE SIGN EXACTLY AS YOUR NAME APPEARS HEREON. IF THE STOCK IS REGISTERED IN THE NAME OF TWO OR MORE PERSONS, EACH SHOULD SIGN. EXECUTORS, ADMINISTRATORS, TRUSTEES, GUARDIANS AND ATTORNEYS-IN-FACT SHOULD ADD THEIR TITLES. IF SIGNER IS A CORPORATION, PLEASE GIVE FULL CORPORATE NAME AND HAVE A DULY AUTHORIZED OFFICER SIGN, STATING TITLE. IF SIGNER IS A PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP NAME BY AUTHORIZED PERSON.

INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee’s name in the list below.
CLASS II NOMINEES: D. Keith Grossman Jack W. Lasersohn
2.	Proposal to approve the Amended and Restated 2002 Stock Plan.
	☐	FOR	☐	AGAINST	☐	ABSTAIN
3.	Proposal to ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of Kyphon Inc. for the fiscal year ending December 31, 2007.
	☐	FOR	☐	AGAINST	☐	ABSTAIN	Please sign, date and promptly return this proxy in the enclosed return envelope, which is postage prepaid if mailed in the United States. Dated: , 2007

Signature

Signature

NOTE: This Proxy should be marked, signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.